Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

HUEN ELECTRIC, INC.,

HUEN ELECTRIC NEW JERSEY INC.,

HUEN NEW YORK, INC.,

myr group INC., and

1891 Investment Company

i

(continued)

ii

(continued)

iii

(continued)

iv

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 2, 2018, is by and among Huen Electric, Inc., an Illinois corporation (“Huen Illinois”), Huen Electric New Jersey Inc., a New Jersey corporation (“Huen New Jersey”), Huen New York, Inc., a New York corporation (“Huen New York” and, together with Huen Illinois and Huen New Jersey, the “Sellers”), MYR Group Inc., a Delaware corporation (the “Buyer”), and Buyer Sub (as defined below). The Sellers, the Buyer and the Buyer Sub are collectively referred to herein as the “Parties” and each, a “Party.”

PRELIMINARY STATEMENTS

A.       The Sellers (including through the ownership and operation of the Acquired Assets) are engaged in the business of (i) designing and installing commercial and industrial electrical systems including power distributions systems, lighting systems, grounding systems, security systems, communications systems, fire protection systems, power and communications systems, and instrumentation and control systems, (ii) providing preconstruction, design assist, value engineering services and design services, and (iii) performing design-build projects (the “Business”).

B.       The Sellers desire to sell, assign, and transfer to the Buyer Sub, and the Buyer Sub desires to purchase, the Acquired Assets from the Sellers; and the Buyer Sub desires to assume only the Assumed Liabilities and no other Liabilities.

C.       Concurrently with the execution of this Agreement, the Buyer Parties are entering into restrictive covenant agreements with certain shareholders of the Sellers (the “Restrictive Covenant Agreements”).

AGREEMENT

Intending to be legally bound, the Parties agree as follows:

ARTICLE I
DEFINITIONS

“Accounting Firm” has the meaning set forth in Section 2.6(a) as selected by Buyer and consented-to by the Seller.

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Affiliate” means, with respect to any Person at any time, another Person, directly or indirectly, through one or more intermediaries, controlled by, under common control with or which controls, such Person. A Person “controls” another Person if the controlling Person may (a) elect a majority of the directors of the controlled Person, or (b) direct or cause the direction of the management and policies of the controlled Person, whether through the ownership of voting securities (other than by way of security only), by Contract or otherwise, directly or indirectly.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or combined, consolidated or unitary group as defined under state, local or foreign income Tax Law, as applicable).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Agreement” has the meaning set forth in Section 3.2(u).

“Ancillary Documents” has the meaning set forth in Section 3.3.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(k).

“Assumed Contracts” has the meaning set forth in Section 2.1(a)(v).

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Audited Closing Date Project Lookback Schedule” has the meaning set forth in Section 2.7(a).

“Audited Net Asset Amount” has the meaning set forth in Section 2.6(a).

“Average Pre-Tax Margin” shall be calculated as the Buyer Sub’s Cumulative Adjusted Pre-Tax Income, determined in accordance with GAAP, divided by the Buyer Sub’s Cumulative Adjusted Revenue for the same period.

“Base Salary” means the applicable Key Employee’s base salary as in effect from time to time, as described in such Key Employee’s employment agreement.

“Benefit Plan” has the meaning set forth in Section 4.14(a).

“Bill of Sale” has the meaning set forth in Section 3.2(j).

“Board” means the Board of Directors of Buyer Sub.

“Bonds” means the financial assurance instruments, including bonds and guarantees, entered into by any Seller or any Affiliate of any Seller issued for the benefit of the Business.

“Books and Records” means all books and records including all manuals, data, data models, reports, surveys, invoices, Customer and supplier lists and reports, Customer financial data and information, sales, distribution and purchase correspondence, engineering drawings, notebooks and logbooks, Tax Returns and Tax accrual work papers, all original and duplicate copies of the foregoing and computer software and data in computer readable and human readable form used to maintain such books and records together with the media on which such software and data are stored and all documentation relating thereto.

“Business” has the meaning set forth in the Preliminary Statements.

“Business Day” means a weekday, other than a weekday on which banks located in the State of Illinois are required or allowed to close their offices.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Ancillary Documents” has the meaning set forth in Section 3.3.

“Buyer Claims” has the meaning set forth in Section 7.2(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Buyer Parties” means, collectively, the Buyer and the Buyer Sub.

“Buyer Sub” means 1891 Investment Company, a Delaware corporation formed to acquire substantially all of the assets of Huen Electric, Inc., Huen New Jersey, Inc. and Huen New York, Inc.

“Cause” means, without in any way limiting the definition of this term under applicable Laws: (a) a breach by the Key Employee of any material provision of his employment agreement; (b) the Key Employee’s material breach or violation of any policies and procedures of Buyer Sub (including any form of workplace harassment including sexual harassment or violence in the workplace); (c) any on or off duty conduct of the Key Employee in or outside of the workplace that prejudices Buyer Sub’s reputation or business; (d) the Key Employee’s excessive or unsubstantiated absenteeism; (e) the Key Employee’s engaging in willful misconduct, disobedience, or willful neglect of duty that is not trivial; (f) the commission of a criminal act by the Key Employee against Buyer Sub, including fraud, theft, misappropriation, self-dealing or serious dishonesty during or in the course of the Key Employee’s employment with Buyer Sub; (g) the conviction or plea of no contest or nolo contendere of the Key Employee for any felony or any misdemeanor that may result in a term of imprisonment greater than one year; or (h) the Key Employee’s failure or refusal to carry out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of the Key Employee’s employment agreement which is not remedied within 30 days after the Key Employee’s receipt of written notice from the Buyer Sub. Notwithstanding the foregoing, the Key Employee shall not be deemed to have been terminated for Cause pursuant to this definition unless and until there shall have been delivered to the Key Employee a copy of a resolution duly adopted by the Board (not including for this purpose the Key Employee if the Key Employee is then a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice to the Key Employee and a reasonable opportunity for the Key Employee, together with the Key Employee’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Key Employee engaged in conduct set forth in this definition.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Payment” has the meaning set forth in Section 2.5(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 4.15(c).

“Confidential Information” means information and data that remains in or comes into the possession of any Party in any form which is not generally known to the public or if generally available to the public, has not become so through any improper act or omission of the Party receiving relevant information or data or which could be harmful to any other Party (the “Protected Party”), the Acquired Assets (where any or all of the Buyer Parties are Protected Parties), or to the Excluded Assets (where any or all of the Sellers are the Protected Parties), if disclosed to Persons other than the Protected Party. Such Confidential Information may exist in any form, tangible or intangible, or media (including any electronic media) and includes the following information of or relating to the Business, the Sellers or their Customers or suppliers, trading partners or other Persons to which a Party has access or had access: (a) business, financial and strategic information, such as sales, cost, margin and earnings information and trends, bidding data and procedures, pricing policies, capital expenditure/investment plans and budgets, forecasts, acquisition targets and business development plans and strategies; (b) advertising, marketing and sales information, plans, programs, techniques, strategies, results and budgets, catalog, licensing or other arrangements, market research and forecasts and marketing and sales training and development techniques and materials; (c) services research and development activities, objectives, plans, data, budgets, results and schedules, marks, performance characteristics, sourcing information, drawings, designs, formulas, techniques, discoveries and inventions; (d) information about existing or prospective Customers or suppliers, such as Customer and supplier lists and contact information, Customer preference data, purchasing habits, authority levels and business methodologies, sales history, pricing, credit information and contract terms; (e) technical information, such as information technology systems and designs, capabilities, performance and plans, computer hardware, software, software development activities, methodologies (excluding standard industry practices and methodologies) and plans, Intellectual Property rights, assets and applications, and other design and performance data; (f) organizational and operational information, such as operating methods, personnel information and facilities or equipment information, methodologies and plans; and (g) any other information which would constitute a “trade secret” as that term is defined in the Uniform Trade Secrets Act, as amended from time to time. For the avoidance of doubt, Confidential Information shall not include information (i) that is in the public domain through no wrongful act of a Party, or (ii) that is independently acquired or developed by a Party after the Closing without reference to Confidential Information.

“Contract” means any written or legally binding oral contract, note, Bond, mortgage, indenture, agreement, license, lease, obligation, commitment, sales order (including delivery orders, purchase orders and change orders), blanket purchase agreement or other instrument or legally binding undertaking (whether express or implied), as well as any bids or proposals which if accepted would result in a binding Contract and any Unexecuted Change Orders which if executed or confirmed would result in a modification of an existing binding Contract.

“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any Seller or (ii) which together with any Seller is treated as a single employer under Section 414(t) of the Code.

“Cumulative Adjusted Revenue” has the meaning set forth on Exhibit G.

“Cumulative Adjusted Pre-Tax Income” has the meaning set forth on Exhibit G.

“Current Trade Receivables” has the meaning set forth in Section 4.8.

“Customer Contract” means any Contract, other than an Excluded Contract, between a Seller and a Customer of such Seller under which such Seller does business with such Customer.

“Customer” means (a) any Person from which any Seller has, during the 12 months immediately preceding the Closing Date, directly or indirectly received payment in exchange for services as part of the Business, and (b) any Affiliate of any such Person.

“Disability” means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, the Key Employee is unable to engage in any substantial gainful activity or is receiving income replacement benefits under an accident and health benefit plan covering employees of the Buyer Sub for a period of not less than three months.

“Eight Month Project Lookback Schedule” has the meaning set forth in Section 2.7(a).

“Employment Agreements” has the meaning set forth in Section 3.2(q).

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.

“Environmental Claim” means any notice, claim, demand, action, suit, complaint, proceeding or communication by any Governmental Entity or other Person alleging that any Seller has Liability or potential Liability for an Environmental Condition at the Facilities.

“Environmental Condition” means (a) any Environmental contamination or pollution or threatened contamination or pollution arising out of any Release or threatened Release of Hazardous Materials at the Facilities that could reasonably be expected to form the basis for any Environmental Claim against any Seller, (b) any other circumstance or condition that could reasonably be expected to give rise to any violation or alleged violation of any Environmental Law or Environmental Permit or any Liability or potential Liability under any Environmental Law that would reasonably be expected to form the basis for any Environmental Claim against any Seller, or Liabilities under any Environmental Laws of any third party that a Seller has assumed, contractually or by operation of applicable Law, or (c) any breach of any representation or warranty set forth in Section 4.20, in each such case (i.e., subclauses (a), (b), or (c)) to the extent and only to the extent arising out of events or conditions existing or occurring on or before the Closing Date.

“Environmental Laws” means the common law and all applicable federal, state, local and foreign Laws relating in any manner to contamination, pollution or protection of human health, natural resources or the Environment including: the Clean Air Act, as amended, U.S.C. §§ 7401 et seq.; the Clean Water Act, as amended, 33 U.S.C. §§ 1251 et seq.; CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§ 136 et seq.; and any applicable state and local Laws, in each case as in effect prior to as of the Closing Date, regulating the same subject matter as the aforementioned Laws.

“Environmental Permit” means any License issued pursuant to Environmental Laws.

“Environmental Reports” means all documents and reports in any Seller’s possession or control concerning Environmental Conditions, including previously conducted environmental site assessments, compliance audits, asbestos surveys and documents regarding any Release of Hazardous Material at, upon or from any property currently owned, leased, used by or operated upon by a Seller, and written notices and correspondence to or from any Governmental Entity in the possession or control of the Sellers in connection with any Environmental Conditions or current or planned Remedial Action with respect to any of the Sellers, the Business, or the Real Property (including the Facilities).

“Equity Interests” has the meaning set forth in Section 4.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Escrow Agent” means J.P. Morgan Chase.

“Escrow Agreement” means the Escrow Agreement by and among the Buyer, the Sellers, and the Escrow Agent, in the form attached hereto as Exhibit A.

“Escrow Amount” means an amount equal to fifteen percent (15%) of the sum of the following: the Premium plus the Preliminary Net Asset Amount.

“Excluded Assets” has the meaning set forth in Section 2.2(a).

“Excluded Contracts” means the Ryan/Walter Athletics Center Customer Contract for Customer Walsh Barton Malow JV III (the “Ryan/Walter Athletics Center Project”) and the Old Bridge Solar Customer Contract for Customer Conti Enterprises, Inc. (the “Old Bridge Solar Project”), together with all Contracts, Bonds, letters of credit, obligations and Liabilities of any kind related to the Ryan/Walter Athletics Center Project and the Old Bridge Solar Project.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Trade Receivables” means all receivables relating to periods prior to, on or following the Closing Date arising from or relating to Excluded Contracts.

“Facilities” means the Real Property.

“Final Escrow Distribution Date” has the meaning set forth in Section 2.9.

“Financial Statements” has the meaning set forth in Section 4.5.

“First Escrow Distribution Date” has the meaning set forth in Section 2.9.

“Five Year Period” has the meaning set forth in Section 2.8(a).

“FLSA” has the meaning set forth in Section 4.15(e)(i).

“Form Subcontractor Contracts” has the meaning set forth in Section 4.12(e).

“Form Supply Contracts” has the meaning set forth in Section 4.12(e).

“Fraud Claims” has the meaning set forth in Section 7.1.

“Fundamental Representations” means the Sellers’ representations in Sections 4.1, 4.2, 4.3, 4.9, and 4.25 of this Agreement.

“GAAP” means generally accepted accounting principles in the United States, consistently applied and subject to and as modified by the clarifications, exceptions and adjustments set forth in Exhibit H. For the avoidance of doubt, all references to GAAP herein shall be deemed to mean GAAP as modified by such clarifications, exceptions and adjustments.

“Good Reason” means: (a) a material reduction of the Key Employee’s Base Salary or the Buyer Sub excludes the Key Employee from the Buyer Sub’s performance-based bonus plan without the Key Employee’s prior written consent; (b) the relocation (without the Key Employee’s prior written consent) of the Key Employee’s primary work site to a location greater than 50 miles from the Key Employee’s work site as of the Closing Date; (c) a material reduction of the Key Employee’s duties (without the Key Employee’s prior written consent) from those in effect as of the Closing Date or as subsequently agreed to by the Key Employee; (d) Buyer Sub has created, or has allowed the continuance of, a hostile work environment for the Key Employee; or (e) any other material breach by Buyer Sub of a material provision of such Key Employee’s employment agreement for which the Key Employee shall have given Buyer Sub written notice of such breach and Buyer Sub shall have failed to cure such breach within 30 days after receipt of such notice. Notwithstanding the foregoing, the Key Employee may not resign employment for Good Reason unless: (x) the Key Employee provides Buyer Sub with at least 30 days prior written notice of the intent to resign for Good Reason (which notice must be provided within 90 days following the occurrence of the event(s) purported to constitute Good Reason); (y) Buyer Sub has not remedied the alleged violation(s) within the 30 day period; and (z) the Key Employee’s resignation becomes effective no later than 90 days following the first occurrence of the event(s) purported to constitute Good Reason.

“Government Bid” means any offer made by any Seller prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means any Contract, including prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between any Seller, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in his, her or its capacity as a prime contractor, or (c) any subcontractor at any tier with respect to any Contract of a type described in clauses (a) or (b) above, on the other hand.

“Governmental Entity” means any government or governmental or regulatory entity, body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof or any other entity exercising executive, legislative, judicial, regulatory or administrative functions or pertaining to government, including any department, board, commission, court or tribunal.

“Hazardous Material” means any pollutant, contaminant, chemical, material, substance, waste or constituent subject to regulation under, or which can give rise to an Environmental Claim.

“Indebtedness” means (a) all indebtedness for money borrowed, whether short term or long term, (b) all indebtedness evidenced by notes, debentures, Bonds or other similar instruments, (c) all obligations issued or assumed for the deferred purchase price of property or services (but excluding accounts payable arising in the Ordinary Course of Business), (d) all guarantees and obligations secured by a Lien, (e) amounts due under any future derivative, swap, collar, put, call, forward purchase or sale transaction, fixed price Contract or other agreement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities, (f) all obligations for the reimbursement of any obligor on any letter of credit or similar credit transaction servicing obligations of a Person or of a type described in clauses (a), (b), (c), (d) and (e) above and (g) and (h) below, (g) all obligations to pay rent or other amounts under any lease of real property or personal property which obligations are required to be classified and accounted for as capital leases in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP, (h) all guarantees of obligations of the type referred to in clauses (a) through (g) of other Persons, and (i) all interest, fees and other expenses owed with respect to indebtedness described in clauses (a) through (h).

“Indemnified Party” means each of the Buyer Indemnified Parties and Seller Indemnified Parties.

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Insurance Policies” has the meaning set forth in Section 4.23.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States and foreign patents and applications therefor, and all reissues, divisions, renewals, re-examinations, extensions, provisional applications, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, processes, formulas, plans, ideas, concepts, manufacturing, engineering and other manuals and drawings, Customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information; (c) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world; (d) all mask works, mask work registrations and applications therefor; (e) all industrial designs and any registrations and applications therefor throughout the world; (f) all trademarks, service marks, trade names, trade dress, logos, slogans, and all other devices used to identify any service or business of any Seller whether registered, unregistered or at common law, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (g) all databases and data collections and all rights therein (whether registered or unregistered and including applications for the registration of any such thing) throughout the world; (h) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites, domain names and social media handles; (i) any similar, corresponding or equivalent rights to any of the foregoing that may subsist anywhere in the world, and (j) all documentation related to any of the foregoing.

“IRS” means the Internal Revenue Service.

“ITD Profit” means the inception to date profit recognized on a Customer Contract. ITD Profit is calculated in accordance with GAAP by taking the revenues recognized on a percent complete basis as of a measurement date (based upon the estimated total contract revenues at completion and the total estimated contract costs at completion), minus actual costs incurred as of that same measurement date, minus any accrued losses if the Customer Contract is in a loss position. This definition and the ITD Profit shall be interpreted and calculated consistently with the example set forth on Exhibit C.

“Joint Ventures” means the joint ventures formed pursuant to the Joint Venture Agreements.

“Joint Venture Agreements” means (a) the Huen-SMC Joint Venture Agreement, dated as of November 12, 2014, between Huen Illinois and SMC Electrical Corporation, and (b) the Vader-Huen-SMC Joint Venture Agreement, dated as of February 19, 2017, among Huen Illinois, SMC Electrical Corporation and Vader National Electric, LLC.

“Key Employee” means those employees listed in Schedule 2.8(b) and Schedule 2.8(c).

“Laws” means any federal, state, local, municipal or foreign law, constitutional provision, statute, rule, regulation, ordinance, principle of common law, License, Order, award, or judgment of any Governmental Entity.

“Leased Premises” has the meaning set forth in Section 4.19(b).

“Leases” means those real property leases described on Schedule 4.19(b).

“Lease Assignments” has the meaning set forth in Section 3.2(p).

“Legal Proceeding” means any action, complaint, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceedings), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Entity or any arbitrator or arbitration panel.

“Liability” and collectively “Liabilities” means any debt, liability, guarantee, assurance, commitment or obligation, whether known or unknown, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, asserted or unasserted, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.

“License” means all Governmental Entity approvals, authorizations, certifications, consents, variances, permissions, licenses, construction licenses, contractor licenses, Orders, registrations, qualifications, permits and filings applicable to the Sellers, the Business or the ownership and operation of the Acquired Assets.

“Liens” means any mortgage, lien, pledge, hypothecation, title defect, title retention agreement, ownership interest of another Person, option, charge, license, claim, encumbrance or other restriction or limitation, including restrictions on transferability or rights of first refusal other than (a) liens for current Taxes, assessments or other governmental charges not yet due and payable and (b) warehouse, mechanic’s and materialman’s liens imposed by applicable Law with respect to amounts not yet due and payable.

“Lookback Date” has the meaning set forth in Section 2.7(b).

“Losses” means any loss, cost, liability, damage, fine, judgment, sanction, penalty, fee, assessment, charge, judgment, Tax, award or expense (including reasonable legal and other professional fees and expenses) whether contractual, tortious, statutory or otherwise, that are suffered, sustained, paid or incurred by a Person and including interest, reasonable attorneys’ fees, administrative costs and duties, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing and including such fees incurred in connection with the enforcement of any right under this Agreement; provided, however, Losses does not include punitive or special damages except (in each case) to the extent found by a court of competent jurisdiction to be owed to a third Person.

“Margin Bonus Payment” has the meaning set forth in Section 2.8(a).

“Material Adverse Effect” means any event, fact, condition, change, circumstance, occurrence or effect which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects has had, or would reasonably be expected to have, (a) a material adverse effect on the condition (financial or otherwise), operations, results of operations, assets or Liabilities of any Seller or the Business, or (b) the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents; provided, however, that changes or effects that are caused by (i) the announcement of the transactions contemplated by this Agreement; (ii) conditions affecting the industries or markets (or segments thereof) in which the Sellers participate as a whole, the U.S. economy as a whole, or foreign economies; (iii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iv) conditions in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or (v) changes in GAAP shall not be considered a Material Adverse Effect and shall not be taken into account in determining whether there has been or will be a Material Adverse Effect, provided that, in the case of clauses (i) – (v) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects the Sellers as compared to other Persons or businesses that operate in the industry in which the Sellers operate, then the disproportionate aspect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

“Material Contract” has the meaning set forth in Section 4.12(a).

“MI” has the meaning set forth in Section 4.1(d).

“Multiemployer Pension Plan” means a “Multiemployer Pension Plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.

“Multiemployer Pension Plan Liability” mean any Liability of any Seller arising from or related to any Multiemployer Pension Plan, including any withdrawal Liability in connection with the transactions contemplated herein and any Liability related to the sufficiency of any Multiemployer Pension Plan’s funding.

“Net Asset Amount” means the total assets included in the Acquired Assets minus the Assumed Liabilities of the Sellers, determined in accordance with GAAP.

“Net Asset Audit” has the meaning set forth in Section 2.6(a) as the audit procedure is further described on Exhibit I.

“Net Asset Audit Date” has the meaning set forth in Section 2.6(a).

“Net Asset Maximum” means the Preliminary Net Asset Amount, plus $50,000.

“Net Asset Minimum” means the Preliminary Net Asset Amount, minus $50,000.

“Non-Assignable Contracts” means any Contract, other than the Excluded Contracts, which (i) is not assignable without the consent of a third party, (ii) such consent has not been obtained and (iii) assignment or attempted assignment would otherwise constitute a breach of that Contract or otherwise be ineffective without such consent.

“Orders” means any binding order, award, decision, injunction, judgment, decree, ruling, subpoena, writ, assessment, verdict or arbitration award entered, issued, made or rendered by any Governmental Entity.

“Ordinary Course of Business” means actions that are consistent in nature, scope and magnitude (including with respect to quantity and frequency) with the applicable Seller’s past customs and practices and are taken in the ordinary and usual course of such Seller’s normal, day-to-day operations.

“Organizational Documents” has the meaning set forth in Section 4.1(d).

“OSH Act” has the meaning set forth in Section 4.15(e)(vi).

“OSHA” has the meaning set forth in Section 4.15(e)(vi).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Passive Portfolio Investment” means an investment of less than 1% of any class of securities of a Person that is engaged in the Business and that is traded on any public exchange, including the New York Stock Exchange and NASDAQ Stock Market.

“Permitted Liens” means (a) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the consolidated financial statements of the Sellers and (b) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens arising in the usual, regular and Ordinary Course of Business and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and which there are adequate reserves on the consolidated financial statements of the Sellers.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity.

“Preliminary Accounting Date” means April 30, 2018 (the month end prior to the Closing Date for which the Sellers have prepared and delivered month end financial data to the Buyer and that the Buyer has agreed will be the month end financial data used for preparation of the Preliminary Balance Sheet).

“Preliminary Accounting Date Project Lookback Schedule” has the meaning set forth in Section 4.12(a)(i).

“Preliminary Balance Sheet” has the meaning set forth in Section 2.5(f) and as set forth herein on Schedule 2.5(f).

“Preliminary Net Asset Amount” means the Net Asset Amount included on the Preliminary Balance Sheet, as of the Preliminary Accounting Date, as determined by the Sellers and as agreed to by the Buyer. A calculation of the Preliminary Net Asset Amount is set forth on Exhibit L.

“Premium” has the meaning set forth in Section 2.5(a).

“Property” has the meaning set forth in Section 4.20(d).

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Real Property” means, collectively, the Leased Premises and any real property owned by HNJ Real Estate Holdings, LLC, a New Jersey limited liability company, Huen Electric Real Estate Holdings, LLC, an Illinois limited liability company, and Hughes-Colvin, LLC, a New York limited liability company, that will be leased to Buyer Sub pursuant to the lease(s) attached as Exhibit B hereto.

“Registered Intellectual Property” means all United States, international and foreign: (a) patents, patent applications (including provisional applications); (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (c) registered copyrights and applications for copyright registration; (d) mask work registrations and applications for mask works registration; and (e) any other Seller Intellectual Property, including domain names and social media handles, that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

“Release” means any releasing, spilling, seeping, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Materials into the Environment (including the abandonment or discarding of barrels, containers, tanks or other receptacles containing Hazardous Materials).

“Remedial Action” means all actions required of any Seller by any Environmental Law or any Governmental Entity under any Environmental Law or by any lessor of any Leased Premises to: (a) clean up, remove, treat, abate or in any other way address any Environmental Condition; (b) prevent the Release or threat of Release or minimize the further Release of any Hazardous Materials so that it does not migrate or endanger or threaten to endanger human health or the Environment; or (c) perform pre-remedial studies and investigations in connection with any Release or threatened Release.

“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.

“Sellers” has the meaning set forth in the Preamble. For the avoidance of doubt, the Sellers shall be Huen Electric, Inc., an Illinois corporation, Huen Electric New Jersey Inc., a New Jersey corporation, and Huen New York, Inc., a New York corporation

“Sellers Ancillary Documents” has the meaning set forth in Section 3.2.

“Seller Claims” has the meaning set forth in Section 7.3(a).

“Seller Indemnified Parties” has the meaning set forth in Section 7.3(a).

“Seller Intellectual Property” means any Intellectual Property that is owned by or exclusively licensed to one or more of the Sellers.

“Seller IT Assets” means all computer systems, networks, hardware, routers, hubs, switches, data communication lines and other information technology equipment used by, for or on behalf of any of the Sellers in connection with the Business.

“Seller Registered Intellectual Property” has the meaning set forth in Section 4.13(a).

“Sellers’ Knowledge” means the knowledge of Jack Dougherty, Donald Colvin, Nicholas Sambucci and Lorayn C. Keeney after their reasonable inquiry.

“Services” means all services (a) marketed, licensed, sold or otherwise provided or distributed by any of the Sellers in the past three years, or (b) currently under contract or development by any of the Sellers.

“Software Licenses” has the meaning set forth in Section 2.1(a)(viii).

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of or otherwise exert control over such other Person, are owned, directly or indirectly, by such first Person.

“Tax” or “Taxes” means any U.S. federal, state, local or foreign income, gross receipts, gross margins, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employment tax, or other tax, of any kind whatsoever, including any Liability under state abandonment or unclaimed property, escheat or similar Law, together with any interest, penalties or additions to Tax imposed by Tax Laws; the foregoing will include any transferee, successor or secondary Liability for a Tax and any Liability for Taxes assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Authority” means any Governmental Entity having the power to regulate, impose or collect Taxes, including the IRS and any state or local Department of Revenue.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax, and including any return, schedule or attachment of an Affiliated Group and any amendments thereto.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Third Party Recovery Sources” has the meaning set forth in Section 7.8.

“Three Year Period” has the meaning set forth in Section 2.8(c).

“Transaction Expenses” means the aggregate amount of (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by the Sellers which the Sellers are obligated to pay pursuant to the terms of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, to the extent not paid by the Sellers before the Closing and (b) all bonuses or other payments (regardless of form), excluding payments under clause (a) paid or payable by the Sellers to their officers, managers, employees, consultants or any third party as a result of the consummation of the transactions contemplated by this Agreement and based on Contracts or agreements in effect as of the Closing Date, including bonuses and other payments paid or payable on or after the Closing Date by reason of the consummation of the transactions contemplated hereby or payable upon the fulfillment or happening of both (i) the consummation of the transactions contemplated hereby and (ii) any other contingency after the Closing Date, and including the employer portion of any payroll, social security, unemployment or similar Taxes owed in connection with the payments previously described under clause (b). Transaction Expenses shall not include Transfer Taxes as defined in Section 6.1(e).

“Transfer Taxes” has the meaning set forth in Section 6.1(e).

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Unexecuted Change Orders” means change orders that are unexecuted by a Customer and are accounted for in accordance with Exhibit G.

“Unrelated Entities” means Progressive Electric Huen Electric Joint Venture, LLC, Coghlin-Huen, LLC, TIE-Huen-SMC Joint Venture, Huen Electric Waukegan, Inc., and Huen Technology Solutions, Inc.

“WARN Act” has the meaning set forth in Section 4.15(e)(viii).

ARTICLE II
SALE AND PURCHASE

Section 2.1           Conveyance of Acquired Assets.

(a)           At the Closing, the Buyer Sub shall and hereby does purchase from the Sellers, and the Sellers shall and hereby do sell, transfer, convey and deliver to the Buyer Sub, all of the Sellers’ assets, properties, rights and interests, wherever located, as of the Closing Date (the “Acquired Assets”), other than the Excluded Assets, including the following:

(i)       all Current Trade Receivables that remain uncollected as of the Closing Date, including those listed on Schedule 4.8;

(ii)      all materials and supplies, manufactured and purchased parts, finished goods, goods in transit and other items of inventory;

(iii)     all work-in-process;

(iv)     all machinery, equipment, furniture, fixtures, leasehold improvements, vehicles, tooling, and other tangible personal property used to conduct the Business, including those listed on Schedule 2.1(a)(iv);

(v)      all executory Contracts (the “Assumed Contracts”), including those listed on Schedules 4.12(a)(i) through 4.12(a)(x);

(vi)     with respect to any Customer Contract, (1) all costs and estimated earnings in excess of related billings on jobs in progress (underbillings), including those listed on Schedule 4.12(a)(i), and (2) the Customer relationship associated therewith;

(vii)    all Leases;

(viii)   all Seller Intellectual Property, including those listed in Schedule 4.13;

(ix)     the Sellers’ software license agreements including those listed on Schedule 2.1(a)(ix);

(x)      all rights under or pursuant to all warranties, representations and guaranties made by suppliers;

(xi)     all claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of any kind;

(xii)     all Licenses (to the extent assignable);

(xiii)    all advertising, marketing and promotional materials, all archival materials and all other printed or written materials;

(xiv)   all other assets, properties, rights and interests of the Sellers’ used to conduct the Business;

(xv)    all legal and trade names used by the Sellers, including “Huen”, “Huen Electric”, “Huen Connect”, “Huen New Jersey”, “Huen Electric New Jersey”, “Huen New York”, “Huen Electric New York”, “Huen Energy Solutions”, “Huen Technologies”, “Huen Waukegan”, and “Huen-Protech”;

(xvi)   the goodwill of the Business;

(xvii)    all Customer lists and Customer relationships; and

(xviii)   all of the Sellers’ interests in the Joint Ventures and all of the Sellers’ rights under the Joint Venture Agreements.

(b)           The amounts of the Acquired Assets included in the Preliminary Balance Sheet used to determine the Closing Payment shall be updated to reflect the amounts of the Acquired Assets as of the Closing Date as determined by the Net Asset Audit.

Section 2.2            Excluded Assets.

(a)           The following assets of the Sellers are not included in the Acquired Assets (the “Excluded Assets”):

(i)       corporate minute books and stock record books;

(ii)      shares and securities of capital stock;

(iii)     all assets listed on Schedule 2.2(a)(iii), which shall include receivables associated with any loans by the Sellers to the Sellers’ shareholders and/or employees;

(iv)     all of the Sellers’ bank accounts;

(v)      cash and cash equivalents;

(vi)     mutual funds, money market funds, bonds and similar investments;

(vii)    all refunds of Taxes with respect to the Business and the Acquired Assets with respect to any period or portion thereof ended on or prior to the Closing Date;

(viii)   all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Law where the dormancy period elapsed prior to the Closing Date;

(ix)      investments in Affiliates;

(x)      the Excluded Trade Receivables and associated claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of any kind thereto;

(xi)      land and buildings that the Sellers own, operate or invest;

(xii)     the Excluded Contracts and associated claims, underbillings, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of any kind thereto;

(xiii)   all membership interests in, and all assets of, Clark Wacker, LLC and Clark Wacker Electric LLC;

(xiv)   the equity and assets of the Unrelated Entities;

(xv)    all claims, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment of any kind to the extent related to the Excluded Liabilities;

(xvi)   insurance policies, including any life and/or key person policies on the life of any employee of any Seller;

(xvii)  all advances to employees;

(xviii) Employee Benefit Plans including 401(k) and profit sharing plans; and

(xix)   Tax Returns and all Tax accrued payments to the extent such Tax Returns and Tax accrued payments relate to the income Taxes of the Sellers.

In the event that a Buyer Party has or obtains possession of or control over any Excluded Asset subsequent to Closing, such Buyer Party shall promptly deliver such Excluded Asset to the Sellers. For the avoidance of doubt, neither MI nor any of the Sellers’ other shareholders are selling, conveying, assigning, transferring and/or delivering any of their ownership interest in the Sellers or their assets.

Section 2.3             Assumed Liabilities.

(a)            At the Closing, the Buyer Sub shall and hereby does expressly assume the following, and only the following, Liabilities of the Sellers as of the Closing Date (the “Assumed Liabilities”):

(i)       accounts payable of the Sellers incurred in the Ordinary Course of Business, including those listed on Schedule 2.3(a)(i);

(ii)      non-Tax related accrued expenses of the Sellers that represent current obligations incurred in the Ordinary Course of Business, including those listed on Schedule 2.3(a)(ii);

(iii)     with respect to any Customer Contract, all billings in excess of costs and estimated earnings on jobs in progress (overbillings), including those listed on Schedule 4.12(a)(i);

(iv)     Taxes that represent current obligations incurred in the Ordinary Course of Business, including those listed on Schedule 2.3(a)(iv);

(v)      Liabilities incurred by Buyer Sub that may arise through Buyer Sub’s performance of Non-Assignable Contracts after the Closing Date;

(vi)     all Liabilities arising under the Assumed Contracts after Closing; and

(vii)    minority interest in Joint Ventures referenced on Exhibit J.

(b)           The amounts of the Assumed Liabilities included in the Preliminary Balance Sheet used to determine the Closing Payment shall be updated to reflect the amounts of the Assumed Liabilities as of the Closing Date as determined by the Net Asset Audit.

Section 2.4           Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any of the Schedules attached hereto, the Sellers shall retain all Liabilities of the Sellers and their respective Affiliates following the Closing other than the Assumed Liabilities. Without limiting the generality of the foregoing, the Buyer Sub shall not assume or be liable for any of the following Liabilities of the Sellers following the Closing, other than the Assumed Liabilities (the “Excluded Liabilities”):

(a)            all Liabilities of the Sellers in respect of any Tax and all Liabilities for any Tax otherwise arising out of or relating to the Acquired Assets or the operation or conduct of the Business on or prior to the Closing Date, in each case including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person;

(b)           all Indebtedness of the Sellers;

(c)           all Liabilities in connection with, or arising out of, the operation of the Business by the Sellers (or any other business of the Sellers) prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any of the Acquired Assets (or any other assets, properties, rights or interests owned by or licensed to the Sellers), at any time prior to the Closing Date;

(d)           all Liabilities in respect of the Assumed Contracts or Non-Assignable Contracts that arise in connection with, or arising out of, the operation of the Business by the Sellers (or any other business of the Sellers) prior to the Closing Date;

(e)           all Liabilities in respect of any of the Joint Venture Agreements or any Contracts (i) to which any Joint Venture is a party, (ii) that relate to any Joint Venture’s business, or (iii) executed pursuant to a Joint Venture Agreement, in each case that relate to or arise in connection with, or arising out of, the operation of any Joint Venture prior to the Closing Date, including any breach of any such Joint Venture Agreement or other Contract that occurs prior to the Closing Date;

(f)            all Liabilities arising on or prior to Closing to any current or former employees, officers, directors, managers, independent contractors or consultants of any Seller, or any predecessors-in-interest to any Seller or any of their Affiliates, or to any such Person’s spouses, children, other dependents or beneficiaries, including all Liabilities arising:

(i)       under any Benefit Plan or any other employee benefit plan, program or arrangement that is sponsored or maintained by any Seller or by any member of the Controlled Group, including any Liabilities in connection with stock option plans maintained by the Sellers;

(ii)      under any federal, state or local labor, employment, wage, hour restriction, equal pay, equal employment opportunity, family or medical leave, employment discrimination, affirmative action, fair employment practices, plant closing or immigration and naturalization Laws;

(iii)     under any Collective Bargaining Agreements, settlement agreements, understandings, arrangements, grievances, arbitrations or other labor proceedings;

(iv)     under any workers’ compensation, health, accident, disability of safety Laws or in connection with any workers’ compensation or any other employee health, accident, disability or safety claims;

(v)      under any Multiemployer Pension Plan (including any such Liabilities that arise as a consequence of the transaction contemplated by this Agreement);

(vi)     in connection with any severance agreement or stock redemption agreement;

(vii)    in connection with all continued medical and health benefits for Michael F. Hughes and Madeline E. Hughes;

(g)           all Liabilities relating to the businesses of the Sellers (including the Business) or the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with any Seller or the Acquired Assets), to the extent based on events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to (i) any dispute for services rendered, including workmanship warranty claims and product liability claims, contractual warranty claims, and claims for refunds, returns, personal injury and property damage, including any of the foregoing pertaining to Liabilities under Contracts entered into by any Seller doing business under any other name, (ii) any Seller’s noncompliance with or Liability under any Environmental Laws, (iii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person, (iv) any Multiemployer Pension Plan or (v) compliance with any Laws relating to any of the foregoing;

(h)           all Liabilities in connection with, or arising out of, any claim made against a Bond (including those written on an Assumed Contract) in connection with work completed prior to the Closing, whether such claim is made before, on, or after the Closing Date;

(i)        all Liabilities of any Seller (i) in connection with life insurance, health and welfare insurance, or any other insurance policies covering such Persons, including Liabilities arising under any Benefit Plan, (ii) all tax matching Liabilities in connection with U.S. Social Security, unemployment and Medicare Laws (except for those Liabilities incurred after the Closing with respect to such Persons who are employed by the Buyer Sub or an Affiliate of the Buyer Sub), and (iii) all Liabilities for personal expenses, including vehicle, maintenance, cell phone, television, donation and entertainment expenses, and Liabilities for any professional services received by such Persons in a personal capacity (including personal tax return preparation services);

(j)       all related party loans to any Person, including the related party loans set out in Schedule 4.18;

(k)      all Liabilities in connection with the charitable scrap metal program;

(l)       all amounts due to the Sellers’ stockholders or former stockholders as presented in the Preliminary Balance Sheet, and any Liabilities associated thereby;

(m)     all Liabilities in connection with or arising out of any Excluded Assets; and

(n)      all Liabilities in connection with or arising out of the businesses of, or membership interests in, Clark Wacker, LLC and Clark Wacker Electric LLC.

Section 2.5      Purchase Price.

(a)      The purchase price of the Acquired Assets shall be equal to a $35,500,000 premium (the “Premium”), plus (ii) the Net Asset Amount as of the Closing Date, all as adjusted pursuant to Exhibit L (the “Purchase Price”).

(b)      On the Closing Date, the Buyer Sub shall assume all of the Assumed Liabilities and thereafter timely pay, perform and satisfy such Assumed Liabilities.

(c)      On the Closing Date, the Buyer shall pay to the Sellers the Premium, plus the Preliminary Net Asset Amount, minus the Escrow Amount, minus the Indebtedness set out in Schedule 2.5(c) pursuant to the terms of the payoff letters delivered pursuant to Section 3.2(x). Such resulting amount payable at Closing will be referred to as the “Closing Payment”.

(d)      On the Closing Date, the Buyer shall (i) pay the Escrow Amount to the Escrow Agent by wire transfer of immediately available funds to the Escrow Account, and (ii) pay the Closing Payment to the Sellers by wire transfer of immediately available funds to an account that has heretofore been designated in writing by the Sellers.

(e)      The Escrow Amount will serve as security for the performance of the obligations of the Sellers pursuant to this Agreement. Distributions from the Escrow Amount will be released to the Sellers or the Buyer, as the case may be, only in accordance with the terms of this Agreement and the Escrow Agreement.

(f)      Attached as Schedule 2.5(f) is a balance sheet of the Sellers (the “Preliminary Balance Sheet”) prepared as of the Preliminary Accounting Date, in accordance with GAAP, consistently applied.

Section 2.6      Post-Closing Purchase Price Adjustment – Net Asset Amount.

(a)     The Preliminary Net Asset Amount shall be updated to reflect the Net Asset Amount as of the Closing Date (the “Net Asset Audit”) as follows: within 60 days of November 30, 2018 (the month end following the four month anniversary of the Closing Date) (the “Net Asset Audit Date”), the Parties shall cause to be prepared by an independent accounting firm selected by Buyer and consented-to by the Seller (the “Accounting Firm”) and delivered to the Buyer Parties and the Sellers an audited balance sheet reflecting the Accounting Firm’s determination of the Net Asset Amount as of the Closing Date (the “Audited Net Asset Amount”), which shall be prepared by the Accounting Firm in good faith and in accordance with GAAP and will be binding on the Buyer Parties and the Sellers. Subject to the terms herein, the following items will be applied in the determination of the Preliminary Net Asset Amount and the Audited Net Asset Amount:

          (i)       All fixed assets shall be carried at book value.

  (ii)       If any amount of Current Trade Receivables included in the audited Net Asset Amount as of the Closing Date is not collected as of the Net Asset Audit Date, except for contractually required retainage for Customer Contracts that are less than 100% complete, the Audited Net Asset Amount shall be reduced by such uncollected amount. Any reduction to the full Current Trade Receivables balance (such as reserves for uncollectible amounts) shall be adjusted to the amount of the uncollected Current Trade Receivables as of the Net Asset Audit Date. Buyer Sub shall use commercially reasonable efforts to collect all Current Trade Receivables included in the Preliminary Balance Sheet and shall not compromise, reduce, or settle any such amounts without Sellers’ consent, which shall not be unreasonably withheld, delayed or conditioned. If a Current Trade Receivable that has been excluded from the Net Asset Amount as a result of this Section or otherwise is subsequently collected, the Buyer Sub shall pay to the Sellers the amount of the subsequently collected Current Trade Receivable within 30 Business Days. If any Current Trade Receivable (A) is excluded from the Net Asset Amount as a result of this Section or otherwise and (B) remains uncollected after the date that is 90 days from the finalization of the Net Asset Audit, then the Sellers shall be entitled to collect such Current Trade Receivable on their own behalf and for their own benefit.

          (iii)      If an account payable of the Sellers (x) was incurred at or prior to the Closing, (y) is not listed on Schedule 2.3(a)(i) (as updated as part of the Net Asset Audit), or (z) is discovered by the Buyer Parties following the Closing, such Liability shall, at the election of the Buyer Parties, either (A) be assumed and payable by the Buyer Parties and the Audited Net Asset Amount shall be reduced accordingly, or (B) remain the Liability of the Sellers and be treated as an Excluded Liability.

          (iv)     Accruals previously calculated on an annual basis, including warranty, bonuses, profit sharing and vacation accruals, shall be allocated proportionately in the Preliminary Balance Sheet and Audited Net Asset Amount to the extent accrued up until the Closing Date of the given year. For the avoidance of doubt, if the yearly accrual for vacation is estimated to be $100,000 and the Closing Date is August 1 of the given year, 7/12 of the $100,000 vacation accrual (or $58,333) shall be included as an Assumed Liability in the Audited Net Asset Amount.

          (v)      The costs and estimated earnings in excess of billings (underbillings) for the Wrigley Field Customer Contract for Customer Pepper Construction Company (the “Wrigley Project”) shall be reduced by $3,000,000 in both the Preliminary Net Asset Amount and Audited Net Asset Amount due to the uncertainties of the Wrigley Project.

(b)      For purposes of complying with the terms set forth in this Section 2.6, each Party shall cooperate with and make available to the Accounting Firm and the other Parties and their respective representatives all information, records, data and working papers (including accountant work papers), and shall permit access during normal business hours, upon reasonable advance notice and subject to the terms of typical confidentiality arrangements to the Facilities and personnel as may be reasonably required in connection with the preparation and analysis of the Audited Net Asset Amount and Audited Closing Date Project Lookback Schedule. The Accounting Firm shall be free of undue influence from the Buyer Parties and Sellers in order to remain independent. At least one Representative of both the Buyer Parties and Sellers shall be party to all communications with the Accounting Firm, including telephone conversations, e-mail communications and on-site visits.

(c)      Following the final determination of the Audited Net Asset Amount, the Purchase Price shall be adjusted in accordance with Exhibit L.

Section 2.7      Post-Closing Purchase Price Adjustment – Lookback Determination.

(a)      The Preliminary Accounting Date Project Lookback Schedule shall be updated by the Accounting Firm using reasonable estimates for each Customer Contract (including estimated total contract revenues at completion and estimated total costs at completion) as of the Net Asset Audit Date to recalculate the ITD Profit as of the Closing Date (the “Audited Closing Date Project Lookback Schedule”) for each Customer Contract, which shall be prepared in accordance with GAAP, and consistent with how the Preliminary Accounting Date Lookback Schedule was prepared and calculated from the Books and Records of the Buyer Sub and the Sellers as applicable.

(b)      The Audited Closing Date Project Lookback Schedule shall be updated to reflect the financial status of each Customer Contract as of March 31, 2019 (the month end following the eight month anniversary of the Closing Date) (the “Lookback Date”). The Audited Closing Date Project Lookback Schedule shall be updated using reasonable estimates for each Customer Contract (including estimated total contract revenues at completion and estimated total costs at completion) as of the Lookback Date to recalculate the ITD Profit as of the Closing Date (the “Eight Month Project Lookback Schedule”), which shall be prepared by the Buyer (in reasonable consultation with Sellers) in good faith and in accordance with GAAP, and consistent with how the Preliminary Accounting Date Lookback Schedule was prepared, and calculated from the Books and Records of the Buyer Sub and the Sellers as applicable. If the Buyer Parties and the Sellers disagree as to the preparation of the Eight Month Project Lookback Schedule, the Accounting Firm will be engaged to review those specific issues of disagreement and to offer an opinion as to those issues, which will be binding on the Buyer Parties and the Sellers.

(c)      For purposes of complying with this Section 2.7, each Party shall cooperate with and make available to the Accounting Firm and the other Parties and their respective representatives all information, records, data and working papers (including accountant work papers), and shall permit access during normal business hours, upon reasonable advance notice and subject to the terms of typical confidentiality arrangements to the facilities and personnel as may be reasonably required.

(d)      Refer to Exhibit C for examples of using estimated contract values (including estimated total contract revenues at completion and estimated total costs at completion) as of a point in time to recalculate the ITD Profit as of the Closing Date.

(e)      Buyer Parties shall use commercially reasonable efforts to maximize the ITD Profit.

(f)       Following the final determination of the Eight Month Project Lookback Schedule, the Purchase Price shall be adjusted in accordance with Exhibit L.

Section 2.8      Margin Bonus Payment.

(a)      If (i) the Buyer Sub’s Cumulative Adjusted Pre-Tax Income for the full five year period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Five Year Period”) is equal to or exceeds $60,000,000 and (ii) the Average Pre-Tax Margin for the Buyer Sub for the Five Year Period is equal to or greater than 8.0%, the Buyer shall pay 20% of the Buyer Sub’s Cumulative Adjusted Pre-Tax Income for the Five Year Period (the “Margin Bonus Payment”) to the Sellers. The Cumulative Adjusted Pre-Tax Income and Average Pre-Tax Margin for the Buyer Sub shall be prepared by Buyer in good faith using the accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, of Buyer in accordance with GAAP (subject to any exceptions, adjustments and clarifications to GAAP set forth in this Agreement) and consistent with the example calculation set forth on Exhibit G.

(b)      If prior to the end of the Five Year Period the employment by the Buyer Sub of any one or more of the employees listed in Schedule 2.8(b) is terminated by the Buyer Sub for Cause, by the employee without Good Reason or as a result of the employee’s death or Disability, the Margin Bonus Payment otherwise payable to the Sellers will be reduced by 20% for each such individual.

(c)      If prior to the end of the full three year period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Three Year Period”) the employment by the Buyer Sub of any one or more of the employees listed in Schedule 2.8(c) is terminated by the Buyer Sub for Cause, by the employee without Good Reason or as a result of the employee’s death or Disability, the Margin Bonus Payment otherwise payable to the Sellers will be reduced by 20% for each such individual.

(d)      The Margin Bonus Payment, if any, will be paid to the Sellers by the Buyer within 30 days following the date on which the financial statements for the last full fiscal year of the Five Year Period are approved by the Buyer Sub’s board of directors.

(e)      The following terms and conditions shall apply to the Margin Bonus Payment:

          (i)        Buyer Parties shall use commercially reasonable efforts to achieve at least an 8% Average Pre-Tax Margin and to maximize the Margin Bonus Payment;

          (ii)       Buyer Parties shall not knowingly or intentionally take any action that is commercially unreasonable that limits the Sellers from receiving the Margin Bonus Payment or minimize the amount thereof;

          (iii)      Buyer Parties shall not knowingly or intentionally take any action that is commercially unreasonable that prevents the Buyer Sub from achieving or realizing at least an 8% Average Pre-Tax Margin;

          (iv)      During the Five Year Period, the Buyer Sub shall operate as an independent subsidiary of Buyer and Buyer shall not comingle Buyer Sub assets and/or opportunities with the Buyer or the Buyer’s affiliates;

          (v)       For the Five Year Period, Buyer Parties shall keep separate books and records for the Buyer Sub; and

          (vi)      Buyer Sub shall provide to Sellers quarterly and annual reports, including reasonable backup information and materials, with respect to the Margin Bonus Payment, including the Buyer Sub’s Cumulative Adjusted Revenue, Cumulative Adjusted Pre-Tax Income, and Average Pre-Tax Margin.

Section 2.9      Escrow Account. The Escrow Amount and other funds held in the Escrow Account will be held and released in accordance with the terms of this Agreement and the Escrow Agreement. Such funds will be used to satisfy any adjustments to the Purchase Price set out herein (including pursuant to Exhibit L), to satisfy the Sellers’ obligations under Sections 2.11(b)(iii), 6.4 and 6.7, and any indemnification obligations hereunder including under Sections 6.9 and Article VII. Within 30 days of the final determination of the Purchase Price (after giving effect to the adjustments set out herein, including pursuant to Exhibit L (the “First Escrow Distribution Date”), the Parties shall instruct the Escrow Agent to release to the account designated by the Sellers an amount equal to (A) one half of the funds remaining in the Escrow Account subsequent to the final determination of the Purchase Price under Sections 2.6 and 2.7 and any distributions to the Buyer from the Escrow Account for such adjustments minus (B) the amount of any good faith dispute between the Buyer and the Sellers in the adjustments to be made pursuant to Exhibit L. On the 12 month anniversary of the First Escrow Distribution Date (the “Final Escrow Distribution Date”), the Parties shall instruct the Escrow Agent to release to the account designated by the Sellers an amount equal to (A) all funds held in the Escrow Account as at such date, minus (B) the aggregate amount of outstanding indemnification claims made by Buyer in good faith against the Escrow Account as of the Final Escrow Distribution Date. Any amounts not distributed as of the Final Escrow Distribution Date will be distributed in accordance with the terms of the Escrow Agreement. If any amount is required to be released from the Escrow Account pursuant to the terms of this Agreement, Sellers and Buyer shall direct their respective Authorized Representatives (as defined in the Escrow Agreement) to execute a Joint Instruction (as defined in the Escrow Agreement) instructing such release in accordance with the terms of the Escrow Agreement.

Section 2.10   Withholding Rights. Notwithstanding anything to the contrary in this Agreement, the Buyer Parties will be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as the Buyer Parties or their Affiliates are entitled to hereunder or required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that amounts are so withheld, they will be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

Section 2.11    Non-Assignable Contracts.

(a)      Notwithstanding any other provision in this Agreement, neither this Agreement nor any other document executed by the Sellers pursuant to this Agreement will constitute an assignment or attempted assignment of any Non-Assignable Contract.

(b)      Upon the mutual agreement of the Buyer and Sellers, the Sellers will use commercially reasonable efforts to obtain any consent to assignment which may be required for the assignment to the Buyer Sub of any such Non-Assignable Contract. The expenses of obtaining any such consents shall be allocated equitably between the Parties in a manner mutually agreed upon by the Parties on a case by case basis. If any necessary consent has not been obtained as of the Closing, such Non-Assignable Contract will not be deemed assigned and the Sellers will:

          (i)        hold their right, title and interest in, to and under such Non-Assignable Contract for the benefit of the Buyer Sub until such consent is obtained;

          (ii)       use commercially reasonable efforts (without obligation to pay any fee or other compensation, other than contractual assignment fees) to obtain the consent to the assignment to the Buyer Sub of such Non-Assignable Contract;

          (iii)      take such commercially reasonable action in the name of the Sellers or otherwise as the Buyer Sub may reasonably require and at the expense of the Sellers so as to provide the Buyer Sub with the benefits of the Non-Assignable Contract, including taking legal action to enforce the terms of any Non-Assignable Contract, including with respect to any breach thereof by the applicable counterparty; and

          (iv)      unless prohibited by the terms of the Non-Assignable Contract, authorize the Buyer Sub, at the Buyer Sub’s expense, to perform all of the Sellers’ obligations and have all of the Sellers’ rights, including payment, under such Non-Assignable Contract and constitute the Buyer Sub the attorney of the Sellers to act in the name of the Sellers with respect to such Non-Assignable Contract, in which case the Buyer Sub shall be entitled to the full benefit of the Non-Assignable Contract. For the avoidance of doubt, the Buyer Sub shall be entitled to all payments, including any receivables that constitute Current Trade Receivables, received by the Buyer Sub, Sellers or any of their respective Affiliates on such Non-Assignable Contract following Closing.

(c)      Buyer Sub will timely perform and satisfy the Sellers’ obligations under the Non-Assignable Contract.

(d)      Notwithstanding the foregoing, to the extent any of the Leases constitute Non-Assignable Contracts, and the applicable landlord requires, in connection with granting a consent to assignment following the Closing, any financial concession (including an assignment fee (whether or not contractual), increase in rent, increase in security deposit, or otherwise), the Sellers shall bear the full amount of such financial concession, and the Buyer Sub shall be reimbursed, at its election, from the Sellers or the Escrow Account for the full amount thereof.

(e)      Non-Assignable Contracts shall be included in the Preliminary Net Asset Amount and in the Net Asset Amount as if such Contracts had been assigned to the Buyer Sub.

ARTICLE III

CLOSING

Section 3.1      Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically and simultaneously with the execution of this Agreement, on the date hereof (the “Closing Date”), unless another date, time or place is agreed to in writing by the Parties. The Closing shall be deemed to be effective as of 12:01 a.m., Chicago Time, on the Closing Date, unless another date, time or place is agreed to in writing by the Parties, and the title to the Acquired Assets shall transfer to the Buyer Sub at such time.

Section 3.2      Closing Deliveries of the Sellers. Simultaneous with the execution of this Agreement, the Sellers have delivered to the Buyer Parties the following (with the documents, agreements and materials referenced in (a), (d), (h), (j), (k), (o), (p), (q), (s), (u), (v) and (w) below being collectively referred to as the “Sellers Ancillary Documents”):

(a)      the lease agreements and amendments thereto attached as Exhibit B, for the parcel(s) of real property owned by HNJ Real Estate Holdings, LLC, a New Jersey limited liability company, Huen Electric Real Estate Holdings, LLC, an Illinois limited liability company, and Hughes-Colvin, LLC, a New York limited liability company;

(b)      the consents listed on Schedule 3.2(b) required to transfer ownership of the Acquired Assets;

(c)      evidence that all security interests or other Liens granted by any Seller or applicable to the Acquired Assets have been, or immediately following the occurrence of the Closing shall be, released and terminated;

(d)      a non-foreign person affidavit dated as of the Closing Date from each Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, stating that such Seller is not a “foreign person” as defined in Section 1445 of the Code;

(e)      a certificate of the Secretary of State from each jurisdiction where each Seller is qualified to do business as a foreign corporation, dated no earlier than 15 days prior to the Closing Date, as to the legal existence and good standing of each such Seller in such jurisdictions;

(f)       evidence that all of the Sellers’ Insurance Policies will remain in effect, and that the Buyer Parties have been added as additional insureds on all such policies;

(g)      for each state and local Taxing jurisdiction where any Seller is conducting business, either (i) a Tax clearance certificate or Certificate of No Tax Due applicable to each Tax for which such a certificate may be obtained under state or local Law; (ii) an amount held in escrow (in an account separate from the Escrow Account) equal to the amount reflected on any statement of estimated Tax due or required to be withheld issued by the appropriate Government Entity; or (iii) an amount held in escrow (in an account separate from the Escrow Account) sufficient to cover any successor Tax Liability that may be incurred as a result of the purchase of the Acquired Assets;

(h)      a duly executed counterpart to the Escrow Agreement, executed by the Sellers and the Escrow Agent;

(i)       original title documents for all Acquired Assets that are physically titled;

(j)       a bill of sale agreement with respect to the transfer of the Acquired Assets (the “Bill of Sale”), in the form attached hereto as Exhibit D, duly executed by each of the Sellers;

(k)      an assignment and assumption agreement with respect to the Assumed Contracts (the “Assignment and Assumption Agreement”) in the form attached hereto as Exhibit F, duly executed by each Seller;

(l)       possession of the Acquired Assets;

(m)     possession of all warranties of all machinery and equipment, and all guarantees from all manufacturers and suppliers relating to any of the Acquired Assets;

(n)      all Contracts, files and other data and documents relating to the Acquired Assets;

(o)      a certificate signed by the Secretary of each Seller, dated as of the Closing Date, attaching true, correct and complete copies of the resolutions of each Seller and their respective direct and indirect shareholders authorizing the transactions contemplated hereby;

(p)      such other instruments of sale, transfer, conveyance and assignment as the Buyer Sub may reasonably request to effectuate the transactions contemplated hereby;

(q)      in respect of each Lease, (i) a subordination, non-disturbance and attornment agreement from each party holding a recorded mortgage with respect to any of the Leased Premises, and (ii) a lease assignment and estoppel (confirming the terms of the applicable Lease and evidencing the applicable landlord’s consent to the within assignment and assumption, to the extent required under the terms of the applicable Lease, and absence of existing defaults or circumstances which given the passage of time would constitute a default) in a form approved by the Buyer Sub with respect to each Lease, duly executed by the applicable Seller and the applicable landlord (collectively, the “Lease Assignments”);

(r)       employment agreements duly executed by those individuals listed on Schedule 3.2(q) (the “Employment Agreements”);

(s)      a Sellers’ representative agreement in the form of Exhibit K;

(t)       a copy of each Bond listed on Schedule 4.22;

(u)       an “Allocation of Economic Benefits, Risk and Liability Agreement” by and among the Sellers (the “Allocation Agreement”) in the form attached hereto as Exhibit E, duly executed by the Sellers together with the resolutions of all the Sellers’ shareholders approving such agreement;

(v)      duly executed amendments to each of the Joint Venture Agreements pursuant to which the counterparties to such Joint Venture Agreements have agreed to the substitution of the Buyer Sub as a party to such Joint Venture Agreements in place of Huen Illinois and the assignment of all of Huen Illinois’ interests in the Joint Ventures to the Buyer Sub;

(w)     duly executed counterparts to each of the Restrictive Covenant Agreements; and

(x)      payoff letters from each Person owed Indebtedness, as set out in Schedule 2.5(c), indicating that upon payment of a specified amount, along with a per diem interest amount, if applicable, such Person shall be paid in full and, if applicable, such Person shall release his, her or its security interest and authorize the Buyer Parties to file Uniform Commercial Code termination statements, or such other documents or endorsements necessary to release or discharge the financing statements, security interests or other Liens of such, and evidence the release or discharge of such financing statements, security interests or other Liens on or against any of the Acquired Assets.

Section 3.3      Closing Deliveries of the Buyer Sub. Simultaneous with the execution of this Agreement, the Buyer Sub has delivered to the Sellers the following (with the documents, agreements and materials referenced in (a)-(c), (e) and (g) below being collectively referred to as the “Buyer Ancillary Documents”, and together with the Sellers Ancillary Documents, the “Ancillary Documents”):

(a)      duly executed counterparts to the Lease Assignments;

(b)      duly executed counterparts to the Employment Agreements;

(c)      a duly executed counterpart to the Escrow Agreement, executed by the Buyer;

(d)      certificates of the Secretary of State of the State of Delaware dated no earlier than 15 days prior to the Closing Date, as to the legal existence and good standing of each of the Buyer Parties in such jurisdiction;

(e)      a duly executed counterpart to the Bill of Sale, executed by the Buyer Sub;

(f)       a duly executed Assignment and Assumption Agreement executed by the Buyer Sub;

(g)      duly executed counterparts to each of the Restrictive Covenant Agreements; and

(h)      a duly executed amendment to Sellers’ surety’s general indemnity agreement naming Buyer, Buyer Sub and Sellers as co-indemnitors on bonds, if any, for work in progress as of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE SELLERS, BUSINESS AND ACQUIRED ASSETS

The Sellers represent and warrant, jointly and severally, to the Buyer Parties as follows.

Section 4.1      Organization and Qualification.

(a)      Each Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of its state of incorporation. Each Seller has all requisite corporate power and authority to carry on the Business as currently conducted by it and to own, lease or operate the Acquired Assets owned, leased or operated by it.

(b)      Each Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions set forth on Schedule 4.1(b), which are all of the jurisdictions in which the ownership, lease or use of its assets or the conduct of the Business requires such qualification or license.

(c)      Except as set forth on Schedule 4.1(c), (i) no Seller has, or has had, any Subsidiaries, and (ii) no Seller controls or owns, or has controlled or owned, directly or indirectly, any beneficial or legal interest in any capital stock or similar equity interest of any Person, Subsidiary or joint ventures formed to perform work under Assumed Contracts or with respect to which any Seller may have any Liabilities of any kind, including warranty liability, following the Closing.

(d)      The Sellers have delivered to the Buyer Parties a true and correct copy of the articles of incorporation and bylaws of each Seller and of Huen Illinois’ parent company, MI Investments (Huen), Inc. (“MI”), in each case as amended to date (the “Organizational Documents”) and such Organizational Documents are in full force and effect.

(e)      Except as set forth on Schedule 4.1(e), no Seller has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “Huen Electric,” “Huen Electric, Inc.,” “Huen Electric New Jersey Inc.” and “Huen New York, Inc.” No Seller has any predecessor entities. No Seller conducts, or has had, any operations or sales outside the United States.

(f)       Except as set forth on Schedule 4.1(f), each Seller has in all material respects (i) observed all organizational formalities necessary under applicable Law to preserve its existence as a corporation validly existing and in good standing under the Laws of its state of incorporation, (ii) held its assets in its own name and has not commingled its assets with the assets of any other Person or failed to use its own separate stationery, telephone number, invoices and checks, (iii) maintained its Books and Records (including the Financial Statements, books of account and bank accounts) separate and apart from those of any other Person, and (iv) held itself out to the public as a legal entity separate and distinct from any other Person and has conducted the Business solely in its own name.

(g)      Except as set forth on Schedule 4.1(g), none of the Sellers is subject to any restriction, whether contained in its governing documents, its constituent documents, or otherwise, that limits its ability to satisfy any obligations hereunder, including the indemnification obligations set out in Article 7.

(h)      Since its incorporation, MI has not engaged in any business activities other than (i) its ownership of the stock of Huen Illinois, and (ii) engaging in transactions related to its capital stock, in each case including any activities related or incidental thereto. Without limiting the generality of the foregoing, MI does not (x) have, nor has it ever had, any employees, (y) own, operate or lease, nor has it ever owned, operated or leased, any real property or personal property or (z) have any Liabilities required under GAAP to be reflected on a balance sheet or the notes thereto, except for Liabilities arising out of its organizational documents, this Agreement, the ownership of the stock of Huen Illinois, tax obligations, obligations to indemnify officers and directors, and other Liabilities typically incurred by holding companies that do not have, and have never had, any operations.

(i)       Except as set forth on Schedule 4.1(i), the Unrelated Entities do not conduct any business or own any assets relating to the Business of the Sellers or the Acquired Assets. Except as set forth on Schedule 4.1(i), the Sellers do not have any Liabilities arising out of or relating to the existence or activities of the Unrelated Entities.

Section 4.2      Capitalization. Attached as Schedule 4.2 is a true, correct, and complete capitalization chart of each Seller and MI. The Persons identified in Schedule 4.2 are the ultimate beneficial owners of all of the authorized shares, options, participations, membership or partnership interests, or other equity interests (“Equity Interests”) of the Sellers and MI, and no other Person owns any Equity Interests, or any contractual right to acquire any Equity Interests, of any Seller or MI.

Section 4.3      No Conflict.

(a)      None of the execution and delivery by the Sellers of this Agreement nor the Sellers Ancillary Documents to which any Seller is a party, the consummation of the transactions contemplated hereby or thereby, nor the performance and material compliance by any Seller with any of the provisions hereof or thereof will, directly or indirectly:

   (i)       contravene, conflict with or result in a violation of (A) any provision of the Organizational Documents, or (B) any resolution adopted by the board of directors or partners, as applicable, of any Seller or MI;

  (ii)       contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge the transactions contemplated by this Agreement or the Sellers Ancillary Documents under any Law applicable to the Sellers, the Business or the assets of the Sellers (including the Acquired Assets), or any Orders to which the Sellers, the Business or its assets (including the Acquired Assets) are subject;

  (iii)      contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by any Seller with respect to the Business or the assets of the Sellers (including the Acquired Assets);

  (iv)      except as set forth on Schedule 4.3(a)(iv), contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract; or

  (v)       result in the imposition or creation of any Lien upon or with respect to the Acquired Assets.

(b)      Except as set forth on Schedule 4.3(b), no consent, release, waiver, authorization, approval, Order, License or declaration or filing with, or notification to, any Person or any Governmental Entity is required on the part of any Seller in connection with the execution and delivery of this Agreement or the Sellers Ancillary Documents by the Sellers or the compliance by the Sellers with any of the provisions hereof or thereof, or the consummation by the Sellers of the transactions contemplated hereby and thereby.

Section 4.4      Compliance with Laws; Licenses.

(a)      Except as set forth on Schedule 4.4(a), each Seller is, and at all times since January 1, 2012, has been, in material compliance with all Laws applicable to it, the ownership of the Business and the assets (including the Acquired Assets) of such Seller, and since such date no Seller has received any written notice of a violation of any such Laws, nor do any facts exist that might result in a failure to comply with all such applicable Laws.

(b)      Schedule 4.4(b) sets forth a complete list of all Licenses held by any Seller, which constitute all of the Licenses which are required for the operation of the Business as presently conducted and the ownership and operation of the assets of the Sellers and the Real Property, in material compliance with all applicable Laws. All such Licenses are, and immediately before the Closing will be, in full force and effect. Except as set forth on Schedule 4.4(b), the Sellers are in material compliance with the terms, conditions and provisions of the Licenses required to be listed on Schedule 4.4(b) and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any such License.

Section 4.5      Financial Statements.

(a)      Schedule 4.5 sets forth the following financial statements of the Sellers (collectively, the “Financial Statements”): (i) the unaudited combined balance sheet of the Sellers as of April 30, 2018, and the related statements of income for the four months then ending, and (ii) the audited combined balance sheet of the Sellers as of December 31, 2017, and the related statements of income for the 12 months then ending. The Financial Statements (x) are consistent with, and were prepared from, the Books and Records of the Sellers, (y) fairly present in all material respects the financial condition and results of operations of the Sellers as of the dates and for the periods indicated therein, and (z) have been prepared in accordance with GAAP.

(b)      The Preliminary Net Asset Amount is based on and derived from the Preliminary Balance Sheet, and each fixed asset included in the Acquired Assets is carried and set out in the Preliminary Balance Sheet at book value.

Section 4.6       No Undisclosed Liabilities. Except as set forth on Schedule 4.6, the Sellers have no Liabilities in excess of $50,000 in the aggregate, except for Liabilities accrued, expressly reserved or otherwise specifically disclosed in the Financial Statements.

Section 4.7      Books and Records and Accounts. The Books and Records of the Sellers accurately reflect all material transactions relating to the Business. Each Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorization, and (b) transactions are recorded as necessary to (i) permit preparation of financial statements that are true and complete in all material respects and that fairly present the financial condition and results of operations of the Sellers and (ii) maintain accountability for assets.

Section 4.8      Trade Receivable. Except as set forth on Schedule 4.8, all accounts receivable (other than the Excluded Trade Receivables), including retainage on any Customer Contract, of the Sellers that are reflected on the accounting records of the Sellers as of the Closing Date (collectively, the “Current Trade Receivables”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Sellers reasonably believe the Current Trade Receivables are or will be collectible net of the respective reserves shown on the Preliminary Balance Sheet and updated to the Audited Net Asset Amount (which reserves are adequate and calculated consistent with GAAP). Except as set forth on Schedule 4.8, there is no contest, claim, or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any Current Trade Receivables relating to the amount or validity of such Current Trade Receivables. Schedule 4.8 contains a complete and accurate list of all Current Trade Receivables as of the Closing Date, which list sets forth the aging and any reserves set for each Current Trade Receivables.

Section 4.9      Sufficiency of Assets. Except as set forth on Schedule 4.9, on the Closing Date, the Acquired Assets, together with the other rights being acquired by the Buyer Sub hereunder, will constitute all of the tangible and intangible assets of any nature whatsoever necessary to operate the Business in the manner currently conducted by the Sellers and as conducted by the Sellers in the year preceding the date hereof. Except as set forth on Schedule 4.9, the operation of the Business is conducted solely through the Sellers. For the avoidance of doubt, this representation does not include Sellers’ cash or cash equivalents that are not included in the Acquired Assets.

Section 4.10   Absence of Certain Developments. To the Sellers’ Knowledge and except as contemplated by this Agreement, there are no events, facts or circumstances exist individually or in the aggregate, that have or could reasonably be expected to have a Material Adverse Effect.

Section 4.11     Assets of the Business.

(a)      Except as set forth on Schedule 4.11(a), the Sellers have good and valid title to, or a valid leasehold interest in, assets, properties and rights (including the Leased Premises and the Acquired Assets) that (i) are necessary for, or that are used or held for use in connection with conducting the Business and/or (ii) were used or held for use by the Sellers to generate the financial performance and results of operations reflected in the Financial Statements. With the exception of any Non-Assignable Contracts, and except as set forth on Schedule 4.11(a), immediately following the occurrence of the Closing, without regard to any actions taken (or omitted to be taken) by the Buyer Sub or by the Sellers at the direction of the Buyer Sub, all of the Acquired Assets will be owned free and clear of all Liens by the Buyer Sub.

(b)      All of the material tangible assets (including the Acquired Assets) of the Sellers are in good operating condition and repair, reasonable wear and tear excepted, and are adequate for the uses to which they are presently being put. None of the material tangible assets (including the Acquired Assets) are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

(c)      Schedule 4.11 contains a true, complete, and correct list of tooling used by any Seller in the Business.

(d)      Except as set forth on Schedule 4.11(d), none of the Acquired Assets has served as collateral for any obligation of any Seller or any Affiliates of any Seller.

Section 4.12    Contracts.

(a)      Schedules 4.12(a)(i) through 4.12(a)(x) set forth a listing of all material Contracts to which any Sellers or any Joint Venture is a party or by which any Seller or any Joint Venture or respective assets (including the Acquired Assets) may be bound, and to the extent such Contracts are oral, a description of the relevant terms thereof, (each Contract, a “Material Contract”):

          (i)        Schedule 4.12(a)(i) (the “Preliminary Accounting Date Project Lookback Schedule”) sets forth each Customer Contract for each Seller and, for each such Customer Contract, the following data prepared in accordance with GAAP as of the Preliminary Accounting Date: (i) estimated revenue at completion, (ii) estimated cost at completion, (iii) estimated profit at completion, (iv) estimated profit percentage, (v) revenue inception to date, (vi) actual cost inception to date, (vii) accrued loss, (viii) cost taken inception to date, (ix) ITD Profit, (x) billings inception to date, (xi) over/under billings, (xii) estimated percent complete, (xiii) the estimated amount of any remaining warranty obligation, (xiv) the remaining warranty duration, (xv) the warranty reserve, if any, and (xvi) a list of all pending change orders and potential claims, including claims against any Bonds, all of which reconciled to the Preliminary Net Asset Amount, as applicable, set forth in the Preliminary Net Asset Amount calculation in Exhibit L;

          (ii)       Schedule 4.12(a)(ii) sets forth each Contract providing for the lease or sublease by or to any Seller (as lessor, sublessor, lessee or sublessee) of any real estate, including the Leases;

          (iii)      Schedule 4.12(a)(iii) sets forth each Contract imposing any restriction on the right or ability of any Seller or the Business or any employees thereof to (A) compete with, or solicit the services or employment of, any other Person; (B) sell any product or other asset, or perform any services anywhere in the world; (C) acquire any product or other asset or any services from any other Person, or transact business or deal in any other manner with any other Person or (D) develop, use, sell or license any Intellectual Property, or that grants material exclusivity rights or “most favored nations” status to the counterparty thereof;

          (iv)      Schedule 4.12(a)(iv) sets forth each Contract involving a standstill or similar obligation on any Seller;

          (v)       Schedule 4.12(a)(v) sets forth each Contract concerning a partnership or joint venture or involving the sharing of profits or expenses to which any Seller is a party, including the Joint Venture Agreements and any Contract to which any Joint Venture is a party or that relates to the business of any Joint Venture, all of which shall be reconciled to the Preliminary Net Asset Amount, as applicable, set forth in the Preliminary Net Asset Amount calculation in Exhibit L;

          (vi)      Schedule 4.12(a)(vi) sets forth each Contract or other agreement under which any Seller has agreed to indemnify any Person relating to the conduct of the Business;

          (vii)     Schedule 4.12(a)(vii) sets forth any (A) Government Contract or (B) pending Government Bid;

          (viii)    Schedule 4.12(a)(viii) sets forth for each Seller each insurance, surety bond or other similar agreement;

          (ix)      Schedule 4.12(a)(ix) sets forth each Contract that is otherwise material to the condition (financial or otherwise) or operation of the Business or which is outside the Ordinary Course of Business; and

          (x)       Schedule 4.12(a)(x) sets forth each Contract that has or could reasonably be expected to have a Material Adverse Effect if (A) any other party cancelled or terminated such Contract (with or without notice or the passage of time), (B) any other party has claimed monetary damages (either individually or in the aggregate with all other such claims under such Contracts) from any Seller or (C) any obligation were accelerated or any benefit were lost under such Contract.

For purposes of Section 4.12, disclosure on any Schedule 4.12(a)(i) through Schedule 4.12(a)(x) shall be deemed disclosure on each other applicable Schedule 4.12(a)(i) thorough Schedule 4.12(a)(x).

(b)      Each Contract is legal, valid, binding and in full force and effect and is enforceable against the applicable Seller and each other party thereto, in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles. Except as set forth on Schedule 4.12(b), no Seller nor any other party to any Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder or has repudiated any term of such Contract. Except as set forth on Schedule 4.12(b), no Seller has received any verbal or written notice of termination, cancellation or non-renewal with respect to any Contract.

(c)      Except as set forth on Schedule 4.12(c), immediately prior to the Closing Date, no event or development has occurred, and no fact, circumstance or condition exists, that (with or without notice or lapse of time or both) would (i) result in a violation or breach of any provision of any Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Contract; (iii) give any Person the right to receive or require a material rebate, chargeback, penalty or change in delivery schedule under any Contract; (iv) give any Person the right to accelerate the performance of any obligation under any Contract; or (v) give any Person the right to cancel, terminate or modify any Contract.

(d)      Except as set forth on Schedule 4.12(d), immediately following the Closing, each Contract will continue to be legally valid and binding on and enforceable by the Buyer Sub on terms identical to those in effect immediately prior to the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person. Each Seller has performed, or is performing, in all material respects, such Seller’s obligations required to be performed by it to date under each Contract, and no Seller is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. No Seller has waived or released any of its material rights under any Contract. Complete and correct copies of all Contracts, together with all modifications, supplements and amendments thereto, have been made available to the Buyer Parties. Except for consents required for the assignment of any Non-Assignable Contracts, no Contract to which any Seller is a party will require the consent of the counterparty thereto as a consequence of the transactions contemplated hereby.

(e)      Schedule 4.12(e)(i) sets forth the forms of Contracts (including purchase orders) used by any Seller with (i) subcontractors (the “Form Subcontractor Contracts”), and (ii) suppliers (the “Form Supply Contracts”). Except for the Contracts set forth on Schedule 4.12(e)(ii) and as described on Schedule 4.12(e)(ii), all of the Sellers’ (x) subcontractors have entered into Contracts that are substantially similar to, or on terms not materially less advantageous to the Sellers than, the Form Subcontractor Contracts, and (y) suppliers have entered into Contracts that are substantially similar to, or on terms not materially less advantageous to the Sellers than, the Form Supply Contracts.

Section 4.13    Intellectual Property; No Infringement.

(a)      Schedule 4.13 lists (A) all Registered Intellectual Property (including domain names and social media handles) owned by, or filed in the name of, any Seller (listed by legal owner and including type, jurisdiction, registration or application number, and registration or filing date and expiration date) (the “Seller Registered Intellectual Property”), (B) invention disclosures and computer software owned by any Seller (other than licenses for generally commercially available computer software that has been licensed to such Seller on standard terms), and (C) material unregistered Intellectual Property used in the Business.

(b)      Each item of Seller Intellectual Property, including all Seller Registered Intellectual Property listed on Schedule 4.13, is free and clear of all Liens (other than Liens arising from non-exclusive licenses of Seller Intellectual Property entered into in the Ordinary Course of Business), encumbrances or any other rights of others. Except as set forth on Schedule 4.13(b), the Sellers hold valid licenses for all third-party owned Intellectual Property. Except as set forth on Schedule 4.13(b), the Sellers are the exclusive legal and record owners of (A) all trademarks, trade names, patents and patent applications (including provisional applications), domain names and social media handles used to conduct of the Business as it is currently being conducted, (B) all copyrighted works that the Sellers produce or other works of authorship that any Seller otherwise purports to own, and have good title thereto, and (C) all other items of Seller Registered Intellectual Property and material Seller Intellectual Property owned by any Seller to conduct the Business in the ordinary course of business.

(c)      No actions, suits, proceedings, arbitrations or mediations or similar actions have been instituted, are pending or, to the Sellers’ Knowledge, are threatened against the Sellers that challenge the rights of the Sellers in or to the validity, enforceability or ownership of the Seller Intellectual Property, or use by the Sellers of any licensed Intellectual Property. To the Sellers’ Knowledge, neither the use of the Seller Intellectual Property as currently used by the Sellers in the conduct of their businesses, nor the conduct of their businesses as presently conducted, infringes upon, misappropriates, or otherwise violates the Intellectual Property rights of any Person, no Seller has received any written charge, complaint, claim, demand or notice in the past three years alleging such infringement, misappropriation or violation. To the Sellers’ Knowledge, no Person is infringing upon or misappropriating or otherwise violating any of the Seller Intellectual Property.

(d)      Except as set forth on Schedule 4.13(d), the Seller Intellectual Property, together with such software and other Intellectual Property that is licensed to the Sellers on a non-exclusive basis pursuant to an enforceable Contract which has not been breached (including, by way of example, commercially available software products) constitutes all the Intellectual Property necessary to conduct the Business as it is currently conducted.

(e)      Each item of Seller Registered Intellectual Property is valid and enforceable, and nothing has been done or omitted to be done by the Sellers as a result of which any such item may cease to be valid and enforceable. The Sellers have protected their rights in Confidential Information and trade secrets of the Sellers or provided by any other Person to any Seller. The Seller IT Assets are sufficient for the conduct of the Business as presently conducted.

Section 4.14    Employee Benefit Plans.

(a)      Schedule 4.14(a) sets forth a complete list of (i) all employment, severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (ii) all “employee benefit plans,” as defined in Section 3(3) of ERISA, including all employee benefit plans, contracts, programs, funds, or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded or foreign or domestic) and any trust, escrow, or similar agreement related thereto, whether or not funded, in respect of any present or former employees, directors, managers, officers, equity holders, consultants, or independent contractors of any Seller or any other member of the Controlled Group that are sponsored or maintained by any Seller or any other member of the Controlled Group or with respect to which any Seller or any other member of the Controlled Group has made or is required to make payments, transfers, or contributions (all of the above being hereinafter individually or collectively referred to as a “Benefit Plan” or “Benefit Plans,” respectively). Except as set forth on Schedule 4.14(a), no Seller has any Liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Benefit Plans and neither the Buyer Sub nor any of its Affiliates will have any Liability under any Benefit Plan.

(b)      True and complete copies of the following materials have been delivered or made available to the Buyer Parties: (i) all current and prior plan documents for each Benefit Plan or, in the case of an unwritten Benefit Plan, a written description thereof, (ii) any determination or opinion letters from the IRS with respect to any of the Benefit Plans intended to be qualified under Section 401(a) of the Code, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Benefit Plans, (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Benefit Plan, and (v) any other documents, forms or other instruments relating to any Benefit Plan benefit requested by the Buyer.

(c)      Schedule 4.14(c) sets forth a list of the Multiemployer Pension Plans to which any Seller or any other member of the Controlled Group currently has or in the past has had an obligation to contribute or with respect to which any Seller or any other member of the Controlled Group has any Liability. Except with respect to the Multiemployer Pension Plans set forth on Schedule 4.14(c), no Seller nor any other member of the Controlled Group currently has, or at any time in the past has had, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(d)      Except as set forth on Schedule 4.14(d)(i), no Multiemployer Pension Plan to which any Seller or any other member of the Controlled Group has an obligation to contribute (i) is in reorganization (within the meaning of Part 3 of Subtitle E of Title IV of ERISA), (ii) is in endangered status (under Section 432(b)(1) of the Code or Section 305(b)(1) of ERISA), (iii) is in critical status (under Section 432(b)(2) of the Code or Section 305(b)(2) of ERISA), (iv) has incurred an accumulated funding deficiency (within the meaning of Section 431(a) of the Code or Section 304(a) of ERISA), (v) has requested or been granted by the IRS any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code, or (vi) has any Lien in favor of it (under Section 430(k) of the Code or Sections 302(f) or 303(k) of ERISA). Except as set forth on Schedule 4.14(d)(ii), no Seller nor any other member of the Controlled Group has received, and no conditions or circumstances exist that could result in, a notice of endangered or critical status pursuant to Section 432(b)(3)(D) of the Code or Section 305(b)(3)(D) of ERISA in respect of any such Multiemployer Pension Plan. Except as set forth on Schedule 4.14(d)(iii), no Seller nor any other member of the Controlled Group has taken any action that could result in any withdrawal Liability (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) if any Seller or any other member of the Controlled Group withdrew (within the meaning of Part 1 of Subtitle E of Title IV of ERISA) on or prior to the Closing Date from any Multiemployer Pension Plan to which any Seller or any other member of the Controlled Group has any obligation to contribute on the date of this Agreement.

(e)      To Sellers’ Knowledge, with respect to each group health plan benefiting any current or former employee of any Seller or any other member of the Controlled Group that is subject to Section 4980B of the Code, each Seller and each other member of the Controlled Group has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(f)       Except as set forth on Schedule 4.14(f), the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from any Seller to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of any Seller.

(g)      Except as set forth on Schedule 4.14(g), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of any Seller or any Affiliate of any Seller who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(h)      Each Benefit Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on any Seller.

Section 4.15    Employment and Labor Matters.

(a)      Schedule 4.15(a) lists all employees employed by each Seller as of the date hereof, identifying names, job titles, dates of hire, material terms of employment (including, where applicable, current commission or bonus eligibility), full or part time status, exempt or nonexempt status (where applicable), benefits eligibility, and annual vacation entitlement (including each employee’s balance of unused vacation). Schedule 4.15(a) also identifies each Seller’s employees on short-term or long-term disability leave, maternity leave, parental leave, family medical leave, military leave, extended absence or any other leave or inactive status, the reasons for such leave, as well as the dates on which the leave, extended absence or inactive status began and is expected to end (if known).

(b)      Except as set forth on Schedule 4.15(b), no employee of any Seller or group of employees has given written notice to any Seller of any intention to terminate employment with any Seller, either as a result of the transactions contemplated by this Agreement or otherwise.

(c)      Except as listed on Schedule 4.15(c), no Seller is currently a party to or since January 1, 2008 has been a party to any collective bargaining agreement or other agreement subject to enforcement under Section 301 of the Labor Management Relations Act, 29 U.S.C. §185 (“Collective Bargaining Agreements”). Except as set forth on Schedule 4.15(c), within the last five years no Seller has:

          (i)        recognized any labor organization as the representative of any employees; received a demand from any labor organization or employee for recognition; been threatened with any organizational attempt by or on behalf of any labor organization or collective bargaining representative with respect to any employees; been a party to any petition for recognition or representation right with any Governmental Entity with respect to any employees; or been subject to proceedings or petitions seeking a representation whether pending or threatened to be brought or filed with the National Labor Relations Board; or

          (ii)       been subject to a strike, slowdown, walk out, picketing, handbilling, bannering, work stoppage, lockout or other concerted activity due to any organizational activities by any employees or any labor organization. There is no other labor dispute pending or threatened against any Seller, and no union organization campaign currently is in progress or threatened with respect to any employees of any Seller.

(d)      Except as set forth on Schedule 4.15(d), there are no Legal Proceedings pending against any Seller, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee, including any claim relating to employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(e)      Except as set forth on Schedule 4.15(e), the Sellers have been for the last five years in material compliance with all Laws respecting employment and employment standards, employment practices and terms and conditions of employment, including discrimination, civil rights, immigration, wages and hours, and the classification (including for purposes of benefit plan participation) and payment of employees and independent contractors, workers' compensation, unemployment compensation benefits, health and safety, and affirmative action. Except as set forth on Schedule 4.15(e), within the last five years, no Seller has:

          (i)        incurred, and no circumstances exist under which any Seller would reasonably be expected to incur, any Liability arising from the misclassification of employees as independent contractors and/or from the misclassification of employees as exempt from the requirements of the Fair Labor Standards Act or similar state or local Laws (collectively, the “FLSA”);

          (ii)       employed any employee or other individual service provider who is not legally eligible for employment under any Law relating to immigration, violated any Law pertaining to immigration and work authorization, or received notice from any Governmental Entity of any investigation by any Governmental Entity regarding noncompliance with Laws pertaining to immigration, including U.S. Social Security Administration “No-Match” letters. To Sellers’ Knowledge, no employee of any Seller is working in the United States pursuant to a non-immigrant visa;

          (iii)      been delinquent in payments to any employees or other individual service provider for any wages (including overtime compensation), salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees;

          (iv)      violated any Law relating to employment and employment practices, terms and conditions of employment and wages and hours in connection with the employment of any employees, including any Law relating to wages and hours, payment of wages, child labor, family and medical leave, sick leave or other paid or unpaid leave; access to facilities and employment opportunities for disabled persons, employment discrimination (including discrimination based upon sex, pregnancy, marital status, age, race, color, national origin, ethnicity, sexual orientation, gender identity, disability, veteran status, religion or other classification protected by law or retaliation for exercise of rights under any Law), equal employment opportunities and affirmative action, employee privacy, fair employment practices, and the collection and payment of all taxes and other withholdings;

          (v)       been liable for the payment of any Claims, damages, fines, penalties, or other amounts to any current or former employees, however designated, for failure to comply with any Law pertaining to employment, or is party to any judgment, settlement agreement, consent decree, or other agreement with any Governmental Entity requiring continuing material compliance or reporting obligations entered into to resolve any labor or employment matter;

          (vi)      violated any Law regulating occupational safety and health, including the U.S. Occupational Safety and Health Act, 29 U.S.C. §§ 651, et seq. (the “OSH Act”), or Law promulgated by any Governmental Entity (including the Occupational Health and Safety Administration (“OSHA”) or comparable state agencies); been found in violation of the OSH Act or other Law pertaining to occupational safety and health; or failed to maintain records and reports pertaining to occupational health and safety required by any Law pertaining to occupational safety and health or any Governmental Authority (including OSHA), including OSHA-300 injury logs;

          (vii)     committed any violation of Section 8 of the National Labor Relations Act, as amended, 29 U.S.C. § 158, or any other Law pertaining to labor of any jurisdiction where any Seller employs employees; or

          (viii)    implemented any plant closing, mass layoffs, work relocation or redundancy of employees that could require notice and/or consultation under any Law (including the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) or similar state or local Law.

(f)      The Sellers maintain all employment records, including payroll records, personnel files, medical files, and records pertaining to occupational health and safety, in accordance with applicable Laws.

(g)      No Seller is, or has been within the last five years, a federal government contractor or subcontractor subject to Executive Order 11246, the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 or Section 503 of the Rehabilitation Act of 1973.

(h)      To the Sellers’ Knowledge, neither the employment of the Sellers’ respective employees nor the retainer of any consultant violates any non-disclosure or non-competition agreement between any employee or consultant and a third party.

Section 4.16   Litigation. Except as set forth on Schedule 4.16, there is no, and in the past three years has not been any, outstanding Order or Legal Proceeding by or against any Seller, the Acquired Assets (including those arising from or alleged to arise from any products manufactured or sold, or any services provided by the Sellers or the Business), or any Seller’s directors or officers and no such Legal Proceeding has been threatened. There is not pending, nor threatened, any Legal Proceeding that questions the validity of this Agreement or any of the Sellers Ancillary Documents or any action to be taken by the Sellers or their respective directors or officers in connection with this Agreement or any of the Sellers Ancillary Documents, or that reasonably could be expected to materially adversely affect the Sellers’ ability to consummate the transactions contemplated by this Agreement or the Sellers Ancillary Documents.

Section 4.17    Taxes.

(a)      Each Seller has filed all Tax Returns with respect to the Business and the Acquired Assets required by Applicable Law to have been filed by it. All such Tax Returns are true, complete and correct in all material respects.

(b)      All Taxes due and payable by each Seller with respect to the Business and the Acquired Assets or for which any of the Buyer Parties could be held liable under a successor Liability theory of Law or otherwise (regardless of whether shown as due on any Tax Return) have been paid.

(c)      Each Seller has withheld all Taxes required by Applicable Law to have been withheld in connection with amounts paid or owing to any employee, contractor, creditor, stockholder or other Person; and all Taxes withheld by the Sellers have been timely paid to the appropriate Governmental Entity in accordance with applicable Law.

(d)      There are no Liens (except for Permitted Liens) with respect to Taxes currently outstanding upon any of the Acquired Assets.

(e)      None of the Acquired Assets are “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code.

(f)       No Seller is currently subject to any action or audit with respect to Taxes related to the Business or the Acquired Assets or Taxes for which any Buyer Party could be held liable under a successor Liability theory or otherwise.

(g)      No claim or nexus inquiry has ever been made by a Tax Authority in a jurisdiction where a Seller does not file Tax Returns that such Seller is or may be subject to Taxation by that jurisdiction.

(h)      No Seller has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, with respect to any Tax period, assessment or alleged deficiency that remains open or unresolved.

(i)       Each Seller has properly and timely collected and maintained all resale certificates, exemption certificates and other documentation required to qualify for any exemption from the collection of sales Taxes claimed or asserted with respect to transactions or periods or portions thereof ending prior to the Closing Date.

(j)       The transactions contemplated by this Agreement will not terminate any Tax incentive, holiday, abatement, or special appraisal method used by any Seller.

(k)      Except as set forth on Schedule 4.17(k), none of the Acquired Assets is an interest (other than indebtedness within the meaning of Section 163 of the Code) in an entity taxable as a corporation, partnership, trust, real estate investment trust or real estate mortgage investment conduit for federal income Tax purposes.

(l)       Each Seller (and any predecessor of any Seller) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and each Seller will be an S corporation through and including the Closing Date. No Seller has any qualified subchapter S subsidiaries within the meaning of Code Section 1361(b)(3)(B).

(m)     No Seller has potential liability for any Tax under Section 1374 of the Code. No Seller, and no subsidiary of any Seller, in the past 5 years (i) acquired assets from another corporation in a transaction in which the relevant Seller’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired stock of any corporation that is a qualified subchapter S subsidiary.

Section 4.18   Affiliate Transactions. Except as set forth on Schedule 4.18, no Affiliate of any Seller has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business or the assets (including the Acquired Assets) of any Seller. Except as set forth on Schedule 4.18, none of the Sellers nor any of their respective Affiliates owns (of record or as a beneficial owner, but excluding Passive Portfolio Investments) an equity interest or any other financial or profit interest in a Person that has (a) had business dealings or a material financial interest in any transaction with any Seller or with respect to its assets, or (b) engaged in competition with the Business with respect to any line of the services of the Business. Other than Contracts contemplated by this Agreement or as set forth on Schedule 4.18, there is no Contract between any Seller and any of the Sellers’ respective Affiliates with respect to the Business that is currently in effect or that would be in effect at any time subsequent to the Closing. All Loans between a Seller and an Affiliate thereof, including those set out in Schedule 4.18, have been or will be as of Closing settled in full, and no Liabilities exist thereunder.

Section 4.19    Real Property.

(a)      No Seller owns any real property.

(b)      Schedule 4.19(b) sets forth a list of all leases, licenses or similar agreements relating to the Sellers’ use or occupancy of real estate owned by a third party (collectively, the “Leases”), true, correct and complete copies of which have previously been furnished to the Buyer in each case setting forth the address, tenant entity and landlord thereof (collectively, the “Leased Premises”). The Sellers are in possession of the Leased Premises and except as set forth on Schedule 4.19(b), have not subleased, assigned, licensed or otherwise granted anyone the right to use or occupy such Leased Premises or any portion thereof. Except as set forth on Schedule 4.19(b), the Sellers have a valid leasehold interest in the Leased Premises, free and clear of any Liens or title defects that have had or could adversely affect the Sellers’ current or intended use and occupancy, or the value, of the Leased Premises. Except as set forth on Schedule 4.19(b), the Sellers’ operations at the Leased Premises are in material compliance with all Laws applicable to such properties and the Licenses necessary for the lawful operation of such properties by the Sellers are included in the Licenses set forth on Schedule 4.4(b). Except as set forth on Schedule 4.19(b), no Seller has received any written notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Leased Premises or any access thereto, and, no Seller has received written notice of any such proceedings to take place in the future, (b) any special assessment or pending improvement Liens to be made by any Governmental Entity which may affect any of the Leased Premises, or (c) any violations by any Seller of material building codes or zoning ordinances or other material Laws with respect to the Leased Premises, and no Seller has received written notice of any of the matters described in clauses (a) to (c) of this Section 4.19(b). All utility services or systems for the Leased Premises are operational and sufficient for the operation of the Business as currently conducted and as presently contemplated to be conducted. The Leased Premises and all improvements thereon are in good working order and repair, subject to ordinary wear and tear.

(c)       The Real Property comprises all real property necessary to conduct the Business as it is currently being conducted.

Section 4.20      Environmental, Health and Safety Matters.

(a)        Except as set forth on Schedule_4.20(a), each Seller has been and is in material compliance with all Environmental Laws applicable to such Seller and the Business as conducted at the Facilities, and possesses and complies and has complied with all Environmental Permits required under such Environmental Laws. All Environmental Permits held by any Seller are set forth on Schedule 4.20(a). No Seller has been notified by any Governmental Entity that any such Environmental Permits will be modified, suspended or revoked or cannot be renewed in the Ordinary Course of Business consistent with past practice.

(b)       Except as set forth on Schedule 4.20(b), there are no present or past Environmental Conditions.

(c)       There is no pending or threatened Environmental Claim against any Seller or any Seller’s affiliates relating to the Real Property.

(d)       There are no Hazardous Materials or other conditions at, under or emanating from, and there has been no Release at, on or adjoining, any real property currently or formerly owned, operated or leased by any Seller or any respective predecessors-in-interest (collectively, the “Property”) that would reasonably be expected to give rise to an Environmental Claim against or Liability of any Seller under any Environmental Law.

(e)        None of the Real Property is (i) listed or proposed for listing on the National Priorities List promulgated under CERCLA, (ii) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System promulgated under CERCLA, or (iii) listed on any comparable list promulgated or published by any Governmental Entity. No Lien has been recorded under any Environmental Law with respect to any of the Property.

(f)        No Seller has assumed, contractually or by operation of applicable Law, any Liabilities of any third party under any Environmental Law.

(g)       The execution and delivery by the Sellers of this Agreement and the consummation by the Sellers of the transactions contemplated hereby will not require any Remedial Action under any Environmental Law.

(h)        No Seller is conducting any Remedial Action under any Environmental Law, nor is any Seller obligated under any Environmental Law or order, decree or agreement with any Governmental Entity to conduct any such Remedial Action, in each case related to any Seller or the Business.

(i)         There are no underground storage tanks or related piping, surface impoundments, land disposal sites, hazardous waste storage, treatment, or disposal units or facilities or friable asbestos containing material at the Facilities.

(j)         Schedule 4.20(j) sets forth an accurate, true, correct and complete list of all Environmental Reports. Copies of such Environmental Reports and written notices and correspondence have previously been provided to the Buyer Parties.

(k)        Each of the locations where Sellers conduct Business and the Real Property are in material compliance with OSHA, and all other applicable Laws with respect to occupational safety and health. There are no actions, suits, claims, notices of potential claims, regulatory proceedings or other litigation, proceedings or governmental investigations pending or threatened against or affecting the Business of the Sellers or any of the Real Property, in each case based upon an alleged violation of OSHA or any other applicable Law with respect to occupational safety and health.

(l)         There are no actions, suits, claims, notices of potential claims, regulatory proceedings or other litigation, proceedings or governmental investigations pending or threatened against or affecting the business of any Seller or any of the Facilities, in each case based upon an alleged exposure to asbestos or based upon an alleged exposure to any other substance or condition at any of the Facilities or the Property that is alleged to violate OSHA or any other applicable Law with respect to occupational safety and health.

(m)       The Sellers and the Facilities and their operations and assets are not reasonably expected to require a material capital expenditure or annual operating expense increase during the two years following the Closing Date to achieve compliance with any Environmental Law.

Section 4.21       Customers.   Schedule 4.21 sets forth a complete and accurate list of the Customers of each Seller. Since January 1, 2013, and except as set forth on Schedule 4.21, no Customer has made a claim in writing for a refund or rescission under any Contract (and no Seller has been advised and no such Person has any intention to do so).

Section 4.22       Bonding Obligations.   Schedule 4.22 sets forth a true, complete, correct and accurate list of all Bonds (including Bonds from subcontractors and except for Bonds that form part of, or pertain to, the Excluded Contracts), including, with respect to each Bond, the issuer, beneficiary, date of issuance, identification number, amount thereof and approximate dollar amount of work remaining as of the Closing Date on each bonded project.

Section 4.23      Insurance.   The Sellers maintain the policies of commercial general liability, automobile, employer’s liability, professional liability, director’s and officer’s liability, pollution, workers’ compensation and the other forms of insurance with respect to the Business identified in Schedule 4.23 (collectively, the “Insurance Policies”). Schedule 4.23 sets forth a complete listing of all lines, limits, and deductibles for all primary and excess layers of the Insurance Policies. All Insurance Policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet due, but may be required to be paid with respect to any period ending prior to the Closing Date) and the Sellers are otherwise in material compliance with the terms of such Insurance Policies. Except as set forth on Schedule 4.23, no Seller has received any written notice, and there is no threatened termination of, or premium increase with respect to any such Insurance Policies, other than normal premium increases in the Ordinary Course of Business. Other than customary deductibles, the Sellers are not self-insured for any insurance with respect to the Business. True, correct and complete copies of the Insurance Policies in effect at any time in the past five years have been provided to the Buyer Parties.

Section 4.24      Books and Records.   The books of account, minute books, stock record books, and other records of each Seller, as requested by Buyer Parties, have been made available to the Buyer Parties, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Sellers contain accurate and complete records of all formal meetings held, and formal action taken by, their shareholders, boards of directors, and committees of the board of directors of each Seller, and no formal meetings of such shareholders, boards of directors, or committees have been held for which minutes have not been prepared and are not contained in such minute books.

Section 4.25     Disclosure.   To the Sellers’ Knowledge, none of this Agreement, the financial statements referred to in Section 4.5 (including the footnotes thereto), any Schedule, Exhibit or certificate delivered pursuant to this Agreement or any document or statement in writing which has been supplied to the Buyer Parties or their respective representatives by or on behalf of the Sellers or the Business in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact, or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading. To the Sellers’ Knowledge, there is no fact that would have or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect which has not been set out in this Agreement, the financial statements referred to in Section 4.5 (including the footnotes thereto) or any Schedule, Exhibit or certificate delivered pursuant to this Agreement. True and complete copies of all agreements, instruments and documents referred to in this Agreement, or described in any of the Schedules to this Agreement, have been provided to the Buyer Parties.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

The Buyer Parties represent and warrant to the Sellers as follows:

Section 5.1      Organization.   Each of the Buyer Parties is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Buyer Party has all requisite corporate power and authority to carry on its business as now conducted.

Section 5.2      Authorization.   Each Buyer Party has the requisite corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Documents and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action of each Buyer Party.

Section 5.3      Binding Agreement.   This Agreement and each of the Buyer Ancillary Documents constitute the legal, valid and binding obligation of the Buyer Parties, and each is enforceable against the applicable Buyer Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws affecting creditors’ rights generally and the exercise of judicial discretion in accordance with general equitable principles.

Section 5.4      No Conflict.   Neither the execution and delivery by the Buyer Parties of this Agreement or the Buyer Ancillary Documents, the consummation of the transactions contemplated hereby or thereby, nor the performance and material compliance by the Buyer Parties with any of the provisions hereof or thereof will, directly or indirectly contravene, conflict with or result in a violation of (a) any provision of such Buyer Party’s certificate of incorporation or bylaws, or any Laws to which such Buyer Party is subject, or by which such Buyer Party may be bound or (b) give any Governmental Entity or other Person the right to challenge the transactions contemplated by this Agreement or the Buyer Ancillary Documents under any Law applicable to the Buyer. No consent, release, waiver, authorization, approval, Order, License or declaration or filing with, or notification to any Governmental Entity or other Person is required on the part of the Buyer Parties in connection with the execution and delivery of this Agreement or the Buyer Ancillary Documents or the material compliance by the Buyer Parties with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby and thereby.

Section 5.5      Litigation.   There are no Legal Proceedings pending, or to the actual knowledge of the Buyer, threatened against the Buyer Parties, that question the validity of this Agreement or any of the Buyer Ancillary Documents, or any action taken or to be taken by the Buyer Parties in connection with this Agreement or any of the Buyer Ancillary Documents or that reasonably could be expected to materially adversely affect the Buyer Parties’ ability to consummate the transactions contemplated by this Agreement or the Buyer Ancillary Documents. There are no Orders against the Buyer Parties that question the validity of this Agreement or any of the Buyer Ancillary Documents, or any action taken or to be taken by the Buyer Parties in connection with this Agreement or any of the Buyer Ancillary Documents or that reasonably could be expected to materially adversely affect the Buyer Parties’ ability to consummate the transactions contemplated by this Agreement or the Buyer Ancillary Documents to which it is a party.

Section 5.6      Financial Representation.   Buyer Parties have and will have the financial resources to carry out the transactions contemplated herein, including the payment of the Purchase Price and Margin Bonus Payment.

ARTICLE VI

COVENANTS

Section 6.1      Tax Matters.

(a)       Purchase Price Allocation. The Parties agree that the Purchase Price, as adjusted pursuant to Exhibit L and Section 4.8, shall be allocated among the Acquired Assets and the covenants set forth in the Restricted Covenant Agreements in accordance with Code section 1060 and the Treasury Regulations thereunder, as set forth on an allocation schedule prepared by the Buyer Parties and made available to the Sellers by the Buyer Parties following the Closing. Each Party shall file all Tax Returns (including IRS Form 8594) in a manner consistent with such allocation and shall not take any position for Tax purposes (whether in audits, Tax returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

(b)       Post-Closing Cooperation. To the extent relevant to the Acquired Assets, the Buyer Parties and the Sellers shall (a) provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return and the conduct of any audit or examination by any taxing authority or in connection with any judicial or administrative proceedings relating to any Liability, and (b) provide the other with all records or other information in such Party’s possession that may be reasonably requested in connection with the preparation of any Tax Return or the conduct of any audit or examination or other proceeding related to Taxes.

(c)       Property Tax Proration. All real and personal property Taxes (other than Transfer Taxes) with respect to the Buyer Sub and Acquired Assets for the year in which the Closing occurs (regardless of when such Taxes become due and payable) will be prorated as of the Closing with the Sellers being liable for such Taxes attributable to the days in the calendar year through the day before the Closing Date and the Buyer Sub being liable for such Taxes attributable to days in the calendar year including and after the Closing Date. Proration of such Taxes shall be made on the basis of the most recent officially certified Tax valuation and assessment for the Acquired Assets. If such valuation pertains to a Tax period other than that in which the Closing occurs, such proration shall be recalculated at such time as actual Tax bills for such period are available and the Parties shall cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the Party entitled to recover the same within 60 days after the issuance of such actual Tax bills. For the avoidance of doubt, the Sellers shall be responsible for all real and personal property Taxes with respect to the Acquired Assets for calendar years prior to the calendar year in which the Closing occurs, regardless of when such Taxes become due and payable.

(d)       Tax Clearance. The Sellers will cooperate with the Buyer Sub to timely submit all information required by any Government Entity of any U.S. state or local jurisdiction where any Seller is conducting business, to request a Tax clearance certificate or Certificate of No Tax Due.

(e)       Transfer Taxes. All transfer, documentary, sales, use, stamp, filing, recording, registration and other such similar Taxes and fees incurred in connection with this Agreement, the Sellers Ancillary Documents and the transactions contemplated hereby and thereby (the “Transfer Taxes”), shall be borne one-half by the Buyer Sub and one-half by the Sellers. For the avoidance of doubt, Transfer Taxes shall include sales tax associated with the change of title on all vehicles. The Person required by applicable Law will timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, any other Party or Parties will join in the execution of any such Tax Returns and other documentation (the expense of which will be paid one-half by the Buyer Sub and one-half by the Sellers). The Sellers and the Buyer Parties shall cooperate with one another in filing any Tax Returns with respect to Transfer Taxes and obtaining any available reductions, exemptions or waivers from any Transfer Taxes. For the avoidance of doubt, Transfer Taxes shall not include Taxes imposed on or measured by net income or gains.

Section 6.2      Publicity.   Neither the Sellers on the one hand, nor the Buyer Parties or their Affiliates on the other hand, shall issue any press release or public announcement relating to the subject matter of this Agreement or any Ancillary Document without the prior written consent of the other, which approval shall not be unreasonably withheld, provided that the Buyer Parties and their Affiliates may make any public disclosure the Buyer Parties believe in good faith is necessary, appropriate or required by applicable Law, including pursuant to the Securities Exchange Act of 1934 or by the applicable rules of any stock exchange on which either of the Buyer Parties or their Affiliates list or trades any securities, in which case the Buyer Parties shall consult with and use their commercially reasonable efforts to advise the Sellers prior to the making of such disclosure.

Section 6.3      Confidentiality.   At all times from and after the Closing Date, the Sellers shall, and shall cause their Affiliates to, keep secret and retain in the strictest confidence, and not disclose or use for the benefit of themselves or others, any Confidential Information with respect to (a) the Business or Liabilities of the Sellers relating to the Business or (b) the transactions contemplated by this Agreement or the Sellers Ancillary Documents. In the event any Seller or any of the Sellers’ respective Affiliates are requested or required (by oral request or written request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information described in this Section 6.3, then the Sellers shall notify the Buyer Parties (if permitted by law) promptly in writing of the request or requirement so that the Buyer Parties may seek an appropriate protective order or waive compliance with this Section 6.3. If, in the absence of a protective order or receipt of a waiver hereunder, the Sellers or any of their Affiliates is, on the written advice of counsel, compelled by Law to disclose any Confidential Information described in this Section 6.3, then the Person so compelled may disclose such Confidential Information, provided that such Person (a) has given the notice to the Buyer Parties referenced herein and (b) cooperates, at the Buyer Parties’ request and expense, with the Buyer Parties’ efforts to obtain an Order or other assurance that confidential treatment will be accorded to such Confidential Information. Nothing in this Agreement, however, will prohibit the Sellers from using or disclosing Confidential Information: (x) to the Sellers’ shareholders, owners, attorneys, accountants and financial advisors and as otherwise reasonably necessary in order for the Sellers to comply with Tax reporting requirements (y) as may be reasonably required to enforce or defend the terms of this Agreement or any other agreement or instruments, or (z) in connection with defending any action, proceeding, or governmental inquiry against the Sellers. This Section 6.3 shall be deemed mutual and shall apply to the Buyer Parties with respect to Sellers’ Confidential Information to the same extent as the Sellers are bound with respect to Buyer Parties’ Confidential Information.

Section 6.4      Warranty Claims.   In relation to warranty work actually performed by the Buyer Parties, the Buyer Parties shall be reimbursed, at their election, from the Sellers or the Escrow Account for the reasonable costs of all warranty work in respect of warranty claims made on a Customer Contract that were greater than the warranty accrual included in the Audited Net Asset Amount for the Customer Contract. Buyer Sub will perform such warranty work as reasonably requested by the Sellers.

Section 6.5      Change of Name.   On the Closing Date, the Sellers shall cause each Seller and MI to (a) amend its organizational documents and make, on an expedited basis, all filings necessary to change its legal name to a name that does not contain the word “Huen”, or any similar name (which legal name shall be reasonably acceptable to such Seller or MI, as applicable), (b) withdraw all its fictitious name filings and “doing business as” filings for any name that contains any of the foregoing, and (c) provide the Buyer Parties with any additional information, documents and materials that any Buyer Party may request to evidence the filings described in (a) and (b). Notwithstanding the foregoing, Sellers are entitled to continue to use the “Huen” name solely in connection with carrying out Section 2.11, subject to Buyer Sub’s consent (not to be unreasonably withheld).

Section 6.6      Insurance.   The Sellers shall (a) maintain (including payment of all premiums and any co-insurance, self-insured retentions and deductibles) the Insurance Policies through the terms and renewal dates of the Insurance Policies, including coverage terms, conditions, endorsements and exclusions substantially similar to those in effect prior to the Closing Date and shall cause to be included as additional insured on the Insurance Policies the Buyer Parties, (b) not cause or permit any assignment of the proceeds of the Insurance Policies or change in beneficiary, and will not borrow against the Insurance Policies, and (c) not replace the Insurance Policies with substitute policies or make material changes to coverage terms, conditions or endorsements without the written consent of the Buyer Parties, which the Buyer Parties may withhold in their reasonable discretion. The Buyer Parties shall be responsible for payment of deductibles on claims made for work completed or insurable events that occur after the Closing Date. Any payments to the Buyer Parties or the Sellers under the coverage provided under Section 6.6 shall be applied to the underlying claims.

Section 6.7      Software Licenses.   Following the Closing, the Sellers shall use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with the Buyer Parties in order to do, all things reasonably necessary, proper or advisable (subject to any applicable Laws) to take all actions necessary to obtain any requisite approvals, authorizations, consents, licenses, or waivers by any counterparty to a Software License to permit the use by the Buyer Parties of the Software Licenses. Immediately upon approval by a counterparty to a Software License, such Software License shall be deemed transferred to the Buyer Sub. If, with respect to a Software License, such approval, authorization, consent, license, or waiver is not received within 60 days after the Closing Date, the Sellers shall reimburse the Buyer Sub for the current replacement cost of such Software License, such reimbursement to occur within 70 days after the Closing Date, by payment to the Buyer from the Escrow Account until the Escrow Amount is exhausted and thereafter any remaining amounts shall be paid in cash by the Sellers, who shall be jointly and severally liable for such payments.

Section 6.8      Bonds.   On the Closing Date, the Buyer and Buyer Sub shall be added to the general indemnity agreement between Travelers Casualty and Surety Company of America and Huen Electric, Inc., MI Investments, Inc., Huen New York, Inc., Benson Electric, Inc., and Alliance Utility Construction, Inc. as a co-indemnitor for the Bonds set forth on Schedule 6.8 for Bonds for Customer Contracts that are in progress and Bonds necessary to conduct the Business.

Section 6.9     Multiemployer Pension Plan Liability.   If a Seller is assessed with a partial or complete withdrawal from a Multiemployer Pension Plan subsequent to the date of this Agreement, such assessments will be timely paid by such Seller pursuant to the terms of the applicable payment schedule, until the earlier of the date all scheduled payments have been made or the date such assessment is vacated through a final arbitration decision. In the event any Buyer Party or any of their respective Affiliates incurs any Liability to any Multiemployer Pension Plan or any associated costs arising from the alleged complete or partial withdrawal from a Multiemployer Pension Plan by a Seller, the Sellers will promptly indemnify the Buyer Parties and their respective Affiliates from and against any such Liabilities upon notice of such Liabilities.

Section 6.10    Collective Bargaining.   Following the Closing, Buyer Sub shall sign letters of assent with those International Brotherhood of Electrical Workers’ local unions from which the Sellers are obtaining labor on the Closing Date agreeing to the terms of those local unions’ collective bargaining agreements.

ARTICLE VII

INDEMNIFICATION

Section 7.1      Survival of Obligations.   All of the representations and warranties contained in this Agreement or in any of the Sellers Ancillary Documents will survive and continue in full force and effect until 24 months after the Closing Date, except that the representations and warranties contained in (a) Section 4.1 (Organization and Qualification), Section 4.2 (Capitalization), Section 4.3 (No Conflict), Section 5.1 (Organization), Section 5.2 (Authorization), and Section 5.3 (Binding Agreement), will survive the Closing and continue in force and effect for 20 years, and (b) Section 4.14 (Employee Benefit Plans), Section 4.17 (Taxes) and Section 4.20 (Environmental, Health and Safety Matters) will survive the Closing and continue in force and effect until such time as no claim can be brought, by 60 days following the expiration of the statute of limitations (taking into account applicable extensions), applicable to the subject matter of such representations and warranties. All covenants or agreements contained in this Agreement or any of the Sellers Ancillary Documents will survive the Closing for the period specified herein or therein or if not so specified shall continue in full force and effect for 20 years. Notwithstanding anything to the contrary in this Section 7.1, any claims involving, in whole or in part, fraud (as such term is defined under Delaware law) (collectively, the “Fraud Claims”) will survive for 20 years. Notwithstanding anything herein to the contrary, each representation or warranty which is the subject of one or more claims asserted in writing prior to the expiration of any applicable period set forth above will survive with respect to such claim or claims asserted in writing until the final resolution thereof.

Section 7.2      Indemnification by the Sellers.

(a)      Subject to the terms and conditions of this Article VII, the Sellers shall, jointly and severally, reimburse, defend, indemnify and hold harmless the Buyer Parties and their present and future Affiliates and their respective directors, officers, employees and representatives (collectively, the “Buyer Indemnified Parties”), for any given Loss resulting from, or that exist or arise due to any of the following (the “Buyer Claims”):

(i)       any inaccuracy or breach of any representation or warranty of any of the Sellers contained in this Agreement;

(ii)      any breach of or failure by any of the Sellers to perform or comply with any covenant or agreement of such Persons contained in this Agreement or in any Sellers Ancillary Document;

(iii)     the matters set forth on Schedule 7.2;

(iv)     any Liabilities arising out of or relating to the Sellers’ use or occupation prior to the Closing of any parcel of real property, including any Liabilities relating to the Sellers’ use or occupation prior to the Closing of the Facilities;

(v)      the Excluded Assets;

(vi)     the Excluded Liabilities; and

(vii)    any claim by any Seller or any stockholder or optionholder of any Seller, MI or any of their respective Affiliates arising out of any payment made to or by or not made to or by any such Person (other than claims with respect to a breach by a Buyer Party of its express payment obligations under this Agreement) arising out of (A) any error or inaccuracy in the allocation of the Purchase Price among the Sellers or the stockholders or optionholders of any Seller, MI or any of their respective Affiliates, or the allocation of payments or Liabilities among recipients of consideration paid by the Buyer Parties pursuant to this Agreement or (B) the Allocation Agreement.

(b)       Notwithstanding anything to the contrary contained in this Agreement, except for breaches of the Fundamental Representations, and in connection with Fraud Claims, the Sellers’ maximum aggregate Liability for indemnification under Section 7.2(a)(i) shall be capped at $7,062,304.

(c)       Any payment(s) to be made pursuant to this Section 7.2 shall be released to the applicable Buyer Indemnified Party from the Escrow Account until the Escrow Amount is exhausted and thereafter any remaining amounts shall be paid in cash by the Sellers, or, at the election of the Buyer, offset against the Margin Bonus Payment, if payable.

Section 7.3      Indemnification by the Buyer Parties.

(a)     Subject to the terms and conditions of this Article VII, the Buyer Parties agree to reimburse, defend, indemnify and hold harmless the Sellers and their present and future Affiliates and their respective heirs and representatives (collectively, the “Seller Indemnified Parties”) from, against and in respect of all Losses resulting from, or that exist or arise due to, any of the following (collectively, “Seller Claims”):

(i)      any inaccuracy or breach of any representation or warranty of the Buyer Parties;

(ii)     any breach of or failure by the Buyer Parties to perform or comply with any covenant or agreement contained in this Agreement or in any Buyer Ancillary Document;

(iii)    the Assumed Liabilities; and

(iv)    the operations of the Business or the ownership or use of the Acquired Assets subsequent to the Closing.

(b)       Notwithstanding anything to the contrary contained in this Agreement, except for breaches of the Buyer Parties’ representations in Section 5.1 (Organization), Section 5.2 (Authorization), and Section 5.3 (Binding Agreement), and in connection with Fraud Claims, the Buyer Parties’ maximum, aggregate Liability for indemnification under Section 7.3(a)(i), other than for Fraud Claims, shall be capped at $7,062,304.

(c)       Any payment(s) to be made pursuant to this Section 7.3 shall be paid in cash by the Buyers.

Section 7.4      Procedures for Indemnification.

(a)     In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement in respect of a written claim, suit or written demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim and the facts known by the Indemnified Party relating thereto as promptly as reasonably possible after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) delivered by such Person to the Indemnified Party relating to the Third Party Claim.

(b)      If the Indemnifying Party, subject to the limitations set forth in this Article VII, has conceded liability to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim, then the Indemnifying Party shall have 20 days after receipt of the Indemnified Party’s notice of a given Third Party Claim to elect, at his, her or its option, to assume the defense of any such Third Party Claim, in which case:

(i)       the attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs incurred by the Indemnifying Party in connection with defending such Third Party Claim shall be payable by such Indemnifying Party;

(ii)      the Indemnified Party shall not be entitled to be indemnified for any costs or expenses incurred by the Indemnified Party in connection with the defenses of such Third Party Claim following the Indemnifying Party’s assumption of such defense, except for actual costs incurred in connection with the Indemnifying Party’s requests for cooperation, which costs shall be reimbursed by the Indemnifying Party;

(iii)     the Indemnified Party shall be entitled to monitor such defense at his, her or its sole expense; and

(iv)     the Indemnified Party shall not enter into any agreement providing for the settlement or compromise of such Third Party Claim or the consent to the entry of a judgment with respect to such Third Party Claim without the prior written consent of the Indemnifying Party, which consent may not be unreasonably withheld.

If the Indemnifying Party does not give notice to the Indemnified Party of his, her or its election to either assume or reject the defense of such Third Party Claim within 20 days after receipt of notice of such Third Party Claim, the Indemnifying Party shall be bound for all purposes by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)      If (i) the Indemnifying Party has not conceded liability to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim, or (ii) if the Indemnifying Party elects not to defend such Third Party Claim, then (A) the Indemnified Party shall diligently defend such Third Party Claim, and (B) the Indemnified Party shall, subject to the limitations and conditions set forth in this Article VII, be entitled to indemnification under this Article VII in respect of such Third Party Claim, provided, however, that the Indemnified Party shall have no right to seek indemnification under this Article VII in respect of such Third Party Claim for any agreement providing for the settlement or compromise of such Third Party Claim or the consent to the entry of a judgment with respect to such Third Party Claim entered into without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)       If any Indemnified Party asserts the existence of a claim giving rise to Losses (but excluding Third Party Claims), such Party shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section 7.4, specify, in reasonable detail, the nature and amount of the claim (to the extent they are capable of determination). If such Indemnifying Party, within 60 days after receipt of such notice by Indemnifying Party and Indemnifying Party’s attorney, shall not give written notice to such Indemnified Party announcing such Indemnifying Party’s intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of such claim shall be deemed a valid claim and constitute Losses for all purposes under this Article VII. If, however, such Indemnifying Party contests such assertion of a claim by giving such written notice to the Indemnified Party within said period, then the Parties shall act in good faith to reach agreement regarding such claim. If litigation or arbitration shall arise with respect to any such claim, the prevailing Party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation or arbitration (including reasonable attorneys’ fees and expenses and investigation costs).

Section 7.5      Subrogation.   Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

Section 7.6      Exclusive Remedy; Ancillary Documents.   Except for (i) injunctive relief as and to the extent provided for in this Agreement, (ii) remedies specifically provided for under the Ancillary Documents, and (iii) Fraud Claims, this Article VII shall be the sole and exclusive remedy of the Parties for any breach of any representation, warranty or covenant contained herein or in the Ancillary Documents or otherwise arising out of the transactions contemplated hereby or thereby.

Section 7.7      Treatment of Indemnity Payments.   Any payment made pursuant to this Article VII will be treated as an adjustment to the Purchase Price to the extent permitted by Law, and the Parties shall make all necessary tax filings consistent with such adjustment.

Section 7.8      Third Party Recoveries.   The amount of any Losses subject to indemnification under this Article VII shall be calculated net of any third party insurance and/or bond proceeds and other third party recoveries (including through indemnification, counterclaim, reimbursement arrangement, contract or otherwise) (“Third Party Recovery Sources”) actually received by the Indemnified Party on account of such Losses, net of costs and expenses associated with pursuing such insurance recoveries or other third party recoveries. The Indemnified Party shall use commercially reasonable efforts to seek payment and recovery from such Third Party Recovery Sources in connection with any Losses for which it will seek indemnification from the Indemnifying Party.

Section 7.9      No Windfalls.   If an Indemnified Party receives any payment under an applicable insurance policy or bond in respect of Losses for which such Indemnified Party has been indemnified hereunder, or from any other Person or other Third Party Recovery Sources alleged or found to be responsible for such Losses, subsequent to receipt of an indemnification payment in respect of such Losses, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the lesser of (i) the amount received by the Indemnified Party from such insurance policy or other Person or other Third Party Recovery Sources in respect of such Losses, net of any reasonable out of pocket expenses incurred by the Indemnified Party in collecting such amount, and (ii) the excess, if any, of the total amount received in respect of such Losses from such insurance policy or bond or other Person and from the indemnification payment from the Indemnifying Party over the sum of the total amount of such Losses suffered by the Indemnified Party and the expenses incurred by the Indemnified Party in collecting such amounts.

Section 7.10      Materiality.   For all purposes of this Article VII, any inaccuracy or breach of the representations and warranties contained in this Agreement and the amount of Losses resulting therefrom shall be determined without references to the terms “material,” “materially,” “Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality, and any dollar thresholds, in each case contained or incorporated in any such representation or warranty.

Section 7.11      Waiver of Certain Damages.   In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or special damages.

Section 7.12      Mitigation.   The Indemnified Parties shall take commercially reasonable efforts to mitigate and minimize the amount of any Losses for which it will seek indemnification.

Section 7.13      Basket.

(a)       No Buyer Indemnified Party will be entitled to recover for Losses under Section 7.2(a)(i) unless the aggregate amount of Losses with respect to all claims exceeds $75,000, in which event the Seller Parties shall be liable for all Losses from “dollar one.”

(b)       No Seller Indemnified Party will be entitled to recover for Losses under Section 7.3(a)(i) unless the aggregate amount of Losses with respect to all claims exceeds $75,000, in which event the Buyer Parties shall be liable for all Losses from “dollar one.”

Section 7.14      Additional Limitations.

(a)       Notwithstanding any other provision contained in this Agreement or otherwise, the Sellers’ maximum aggregate liability for any and all Buyer Claims shall not exceed $7,062,304, except in the case of Fraud Claims and/or a breach of the Fundamental Representations.

(b)       Notwithstanding any other provision contained in this Agreement or otherwise, the Buyer Parties’ maximum aggregate liability for any and all Seller Claims shall not exceed $7,062,304, except in the case of Fraud Claims, a breach of Sections 5.1, 5.2 and 5.3 and/or a failure to pay the agreed upon Purchase Price and/or the agreed upon Margin Bonus Payment.

Section 7.15      No Double Recovery.   For purposes of this Article VII, (i) the Buyer Indemnified Parties will be treated as a “single” party and together will only be entitled to recover “one time” in connection with any Buyer Claim, and (ii) Seller Indemnified Parties will be treated as a “single” party and together will only be entitled to recover “one time” in connection with any Seller Claim. For purposes of this Article VII, each Seller will be treated as a “single” party and together will only be liable “one time” in connection with any Buyer Claim.

Section 7.16      Net of Taxes.   The amount of indemnification claims hereunder will be net of any tax benefits realized within three (3) taxable years by the Indemnified Party in connection with such claims.

ARTICLE VIII

MISCELLANEOUS

Section 8.1      Transaction Expenses.   Except as otherwise expressly set forth elsewhere in this Agreement, all costs and expenses related to this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby will be the obligation of the Party incurring such expenses.

Section 8.2      Notices.   Any notice, request, instruction or other document to be given hereunder shall be sent in writing and delivered personally, sent by reputable, overnight courier service (charges paid by sender), or by email, according to the instructions set forth below. Such notices will be deemed given: at the time delivered by hand, if personally delivered; on the day of delivery if during normal business hours (or on the following Business Day if not sent during normal business hours), if sent by reputable, overnight courier service; and at the time when receipt is acknowledged by the recipient Party if sent by email during normal business hours (or on the following Business Day if not sent during normal business hours).

If to a Buyer Party, to:
MYR Group Inc.
Corporate Office
1701 Golf Road – Suite 3-1012
Rolling Meadows, IL 60008-4210
Attention: Betty R. Johnson
Email: BJohnson@myrgroup.com

with copies (which will
not constitute notice) to:	MYR Group Inc.
Corporate Office
1701 Golf Road – Suite 3-1012
Rolling Meadows, IL 60008-4210
Attention: Gary B. Engen
Email: GEngen@myrgroup.com

and

Jones Day
77 West Wacker Drive
Chicago, IL 60601-1692
Telephone: (312) 269-4235
Attention: Ismail H. Alsheik
Email: ialsheik@jonesday.com

If to any Seller:	Huen Electric, Inc,
1801 West 16th Street
Broadview, IL 60155
Telephone: (708) 343-5511
Attn: Jack W. Dougherty P.E.
Email: jack@huenelectric.com

with a copy (which will
not constitute notice) to:	Burke, Warren, MacKay & Serritella
330 N. Wabash Avenue, 21st Floor
Chicago, IL 60611
Telephone: (312) 840-7090
Attn: Patrick J. Bruks
Email: pbruks@burkelaw.com

or to such other address or to the attention of such other Party that the recipient Party has specified by prior written notice to the sending Party in accordance with the preceding.

Section 8.3      Headings.   The headings of the Sections of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of this Agreement.

Section 8.4      Severability.   In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, illegal or unenforceable, the Parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, illegal or unenforceable term or provision with a term or provision that is valid, legal and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision.

Section 8.5      No Third Party Beneficiaries.   Except for the Buyer Indemnified Parties and the Seller Indemnified Parties and as provided in Article VII, this Agreement does not and will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 8.6      Waivers.   No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 8.7      Incorporation of Exhibits.   If the provisions of any Exhibit to this Agreement or any Ancillary Document are inconsistent with the provisions of this Agreement, the provisions of this Agreement will prevail unless otherwise expressly provided in such Exhibit or Ancillary Document. The annexes, exhibits and disclosure schedules appended to this Agreement or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

Section 8.8      Specific Performance.   Irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled (in addition to any other remedy that may be available to it pursuant to this Agreement) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

Section 8.9      Counterparts.   This Agreement may be executed in one or more counterparts each of which will be deemed an original but all of which will constitute one and the same instrument. PDFs or other electronic copies of signatures will be deemed to be originals.

Section 8.10      Further Assurances.   Following the Closing, subject to the terms and conditions of this Agreement, if any further action is necessary in order to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request (at the sole cost and expense of the requesting Party).

Section 8.11      Amendment; Successors and Assigns.   This Agreement may be amended only by the execution and delivery of a written instrument by or on behalf of each Party. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement shall be transferred or assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, that the Buyer Parties may, without the prior written consent of any other Party to this Agreement, assign any or all of their rights or obligations under this Agreement or any of the Ancillary Documents to one or more of their Affiliates; provided, further, however, that in any such case the Buyer Parties will remain responsible for the performance of all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 8.12      Entire Agreement; Schedules.   This Agreement, the disclosure schedules, the Exhibits, and the Ancillary Documents collectively constitute the entire agreement among the Parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the Parties (or any of their respective Affiliates), written or oral, that may have related in any way to the subject matter hereof or thereof. Any item disclosed in a disclosure schedule with respect to a particular section of this Agreement shall be deemed to have been disclosed with respect to every other applicable section of this Agreement if the relevance of such disclosure to the other section is readily apparent or may be reasonably inferred upon a reading of such disclosure. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the disclosure schedules is not intended to imply that such amount, or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the disclosure schedules is or is not material for purposes of this Agreement.

Section 8.13      Construction.   Any reference in this Agreement to $ will mean U.S. dollars. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections and Exhibits to this Agreement. As used in this Agreement, the terms “hereof,” “hereunder,” “herein” and words of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “any” will be deemed to mean “any and all.” Each Party hereto has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties, and consequently, this Agreement will be interpreted without reference to any rule or precept of Law to the effect that any ambiguity in a document be construed against the drafter.

Section 8.14      Governing Law.   This Agreement, and any other claims that arise out of or result from the transactions contemplated hereby, will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 8.15      Consent to Jurisdiction.   The state courts of the State of Delaware will have exclusive jurisdiction over all disputes among the Parties, whether at law or in equity, based upon, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby or the facts and circumstances leading to its execution and delivery, whether in contract, tort or otherwise. Each of the Parties irrevocably consents to and agrees to submit to the exclusive jurisdiction of such courts, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware, and hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party and such Party’s property is immune from any legal process issued by such courts or (c) any litigation commenced in such courts is brought in an inconvenient forum. THE PARTIES IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUTSIDE THE TERRITORIAL JURISDICTION OF THE COURTS REFERRED TO IN THIS SECTION 8.15 IN ANY ACTION OR PROCEEDING UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION AND DELIVERY BY MAILING COPIES THEREOF BY REGISTERED UNITED STATES MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS ADDRESS AS SPECIFIED IN OR PURSUANT TO SECTION 8.2. HOWEVER, THE FOREGOING WILL NOT LIMIT THE RIGHT OF A PARTY TO EFFECT SERVICE OF PROCESS ON ANY OTHER PARTY BY ANY OTHER LEGALLY AVAILABLE METHOD. EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.16      Sellers' Representatives. Sellers will enter into a Sellers’ representative agreement as contemplated by Section 3.2(t) whereby the Sellers will appoint certain individuals to act as agent and attorney-in-fact, for each Seller with full power of substitution to act in the name, place and stead of such Sellers with respect to the transactions contemplated by this Agreement and to act on behalf of Sellers with respect to all matters relating to this Agreement, including in considering, asserting and certifying the amount of any indemnification hereunder, in communicating with Buyer and Buyer Sub, in giving and receiving all notices and communications to be given or received under this Agreement, in bringing or defending any claim or action on behalf of Sellers to enforce their rights under this Agreement, in making disbursements under the Escrow Agreement and in connection with the transactions contemplated hereby, in performing all acts required or permitted to be performed by Sellers under this Agreement, and to do or refrain from doing any further act on behalf of any Seller which Sellers' Representatives deem necessary or appropriate in their sole discretion relating to the subject matter of this Agreement as fully and completely as such Sellers could do if personally present. Unless and until the Buyer and Buyer Sub receives written notice to the contrary signed by all of the Sellers, the Buyer and Buyer Sub may and shall rely on the actions and directions of the majority of Sellers’ Representatives as though such actions were taken and such directions given by the Sellers themselves.

Section 8.17      Existing Employee Bonus Plan.   Buyer and Buyer Sub shall acknowledge or agree as follows: (i) Seller has in place certain existing employee bonus plans; (ii) Buyer Sub will adopt and put in place new employee bonus plans on materially similar terms as the existing employee bonus plans, which will be administered at the discretion of the Board and remain in effect through at least December 31, 2023, provided that such new employee bonus plans will not include granting of equity of any kind in the Buyer or the Buyer Sub; and (iii) any amounts arising from payments under such new employee bonus plans shall be paid by Buyer Sub as a compensation expense of Buyer Sub and included in the calculations under Sections 2.6, 2.7 and 2.8.

Section 8.18      Employees and Benefit Matters.   The employees of Sellers related to the Business including those individuals set forth on Schedule 8.18 (the “Offered Employees”) will cease their employment status with the Sellers as of the Closing and simultaneously therewith Buyer Sub shall offer employment to and hire the Offered Employees upon terms and conditions that are at least as favorable in the aggregate as the terms and conditions provided to the Offered Employees by the Sellers immediately prior to Closing.

Section 8.19      Excluded Contracts.   At Sellers’ request, Buyer Sub shall timely perform the Sellers’ remaining obligations under the Excluded Contracts (including completing “punch list” items). Buyer Sub shall use commercially reasonable efforts to perform the Sellers’ remaining obligations according to industry standards and according to any applicable specifications. Sellers shall reimburse Buyer Sub for the Buyer Sub’s reasonable costs and expenses incurred by or in connection with performing the Sellers’ obligations under the Excluded Contracts payable within ten (10) days of delivery of invoice to Sellers. Sellers shall be entitled to all payments and other benefits under the Excluded Contracts.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

MYR Group Inc.

By:	/s/ Richard Swartz
Name:	Richard Swartz
Title:	President and Chief Executive Officer

1891 Investment Company

By:	/s/ Don Egan
Name:	Don Egan
Title:	President

Huen Electric, Inc.

By:	/s/ John W. Dougherty
Name:	Jack Dougherty
Title:	Chief Executive Officer

Huen Electric New Jersey Inc.

By:	/s/ Nicholas E. Sambucci
Name:	Nicholas E. Sambucci
Title:	President

Huen New York, Inc.

By:	/s/ Donald Colvin
Name:	Donald Colvin
Title:	President